UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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                              HERCULES INCORPORATED

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                                                HERCULES INCORPORATED
                                                Hercules Plaza
                                                1313 North Market Street
                                                Wilmington, DE 19894-0001

                            [HERCULES LOGO]

                                                March __, 2001


Dear Shareholder:

     We are pleased to invite you to attend the 2001 annual meeting of shareholders of Hercules Incorporated, which will be held on Thursday, April 26, 2001, at 11:00 a.m., local time, at the Delaware Art Museum, 2301 Kentmere Parkway, Wilmington, Delaware.

     The items to be considered and voted on at the meeting are described in the notice of the 2001 annual meeting of shareholders and proxy statement accompanying this letter.

     You may have already received proxy-soliciting materials from International Specialty Products Inc. in connection with items ISP intends to present at the meeting. For the reasons given in the accompanying proxy statement, YOUR BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF ISP'S NOMINEES AND THE ADOPTION OF ISP'S PROPOSALS ARE NOT IN YOUR BEST INTERESTS. WE STRONGLY URGE YOU TO VOTE FOR THE NOMINEES PROPOSED BY YOUR BOARD USING THE ENCLOSED WHITE PROXY CARD AND AGAINST ISP'S NOMINEES AND PROPOSALS.

      Your vote is important. We encourage you to vote your shares as soon as possible. If you have any questions or need assistance in voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885.

                                         Sincerely,


                                         Thomas L. Gossage
                                         Chairman and Chief Executive Officer

                                                HERCULES INCORPORATED
                                                Hercules Plaza
                                                1313 North Market Street
                                                Wilmington, DE 19894-0001



To:     Our Shareholders

Subject:    Notice of 2001 Annual Meeting of Shareholders

      The Annual Meeting of Shareholders of Hercules Incorporated will be held on April 26, 2001, at 11:00 a.m., at the Delaware Art Museum, 2301 Kentmere Parkway, Wilmington, Delaware, to consider and take action on the following proposals:

     1. Re-election of the following four directors to each serve for three-year terms expiring at the 2004 annual meeting of shareholders:
          Thomas L. Gossage, Ralph L. MacDonald, Jr., John A. H. Shober and Paula A. Sneed. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
          VOTE FOR THE REELECTION OF THE HERCULES DIRECTOR NOMINEES AND AGAINST THE ELECTION OF ISP'S DIRECTOR NOMINEES.

     2. Ratification of the selection of PricewaterhouseCoopers LLP as independent accountants for 2001. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

     3. An amendment proposed by International Specialty Products Inc. to the Company Bylaws requiring that directors be elected by a plurality vote of the shares present in person or by proxy and entitled to vote. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     4. An amendment proposed by ISP to the Company Bylaws requiring the Board of Directors to redeem the rights distributed under the Company's Rights Agreement, dated as of August 4, 2000, terminate such rights plan and not adopt a new rights plan without shareholder approval. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     5. An amendment proposed by ISP to the Company Bylaws (which would become effective in 12 months after the Annual Meeting) to cause Hercules to opt out of Section 203 of the Delaware General Corporation Law, which restricts certain transactions between Hercules and a shareholder owning 15% or more of its common stock. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     6. A shareholder resolution proposed by ISP repealing any and all amendments made by your Board to the Company Bylaws after March 29,

          2000. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     7. To transact such other business as may properly come before the meeting or at any adjournments or postponements thereof.

      Shareholders of record as of March 6, 2001, will be entitled to vote at the Annual Meeting. Seating is limited. THIS ANNUAL MEETING IS OF PARTICULAR IMPORTANCE TO ALL SHAREHOLDERS OF THE COMPANY IN LIGHT OF THE COMPANY'S ONGOING VALUE MAXIMIZATION PROCESS BEGUN IN NOVEMBER 2000. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK YOU OWN, YOUR BOARD URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE WHITE PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH IS POSTAGE PAID IF MAILED IN THE UNITED STATES.

      YOUR BOARD ALSO URGES YOU NOT TO SIGN ANY BLUE PROXY CARDS SENT TO YOU BY ISP. EVEN IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY ISP, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED.

      An admission ticket, which is required for entry into the Annual Meeting, is attached to your proxy card. If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it to the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, you can obtain an admission ticket in advance by contacting the Office of the Corporate Secretary at (800) 441-9274.

                                          By order of the Board of Directors,


                                          Israel J. Floyd
                                          Executive Vice President, Secretary
                                          and General Counsel

                PRELIMINARY PROXY MATERIALS DATED MARCH 12, 2001
                              SUBJECT TO COMPLETION

                                 PROXY STATEMENT

Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, DE  19894-0001

March ___, 2001



      The accompanying proxy is solicited on behalf of the Board of Directors of Hercules Incorporated for use at the Annual Meeting of Shareholders to be held on April 26, 2001, and at any adjournments or postponements thereof. Throughout this document we refer to our company as Hercules or the Company. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about March ___, 2001. Hercules' Annual Report will be mailed to shareholders not later than April 6, 2001, a date at least 20 calendar days before the date of the 2001 Annual Meeting.

THE ISP PROPOSALS

      International Specialty Products Inc. ("ISP"), a company controlled by Mr. Samuel J. Heyman, is conducting a proxy solicitation in opposition to your Board of Directors. ISP has notified the Company and has filed a preliminary proxy statement with the Securities and Exchange Commission stating that ISP will:

     o Nominate four individuals for election to the Board of Directors in opposition to Hercules' nominees for election as directors (the "Director Election Proposal").

     o    Present the following proposals to the shareholder meeting:

          - A new bylaw that would require your Board of Directors to redeem the rights distributed under the Hercules Rights Agreement, dated as of August 4, 2000, terminate such rights plan and not adopt any new rights plan unless approved by the shareholders (the "Rights Plan Repeal Bylaw Proposal").

          - A bylaw amendment that would require that directors be elected by a plurality vote of the shares present in person or by proxy and entitled to vote (the "Director Election Bylaw Amendment").

          - A new bylaw (which would become effective 12 months after the Annual Meeting) to opt Hercules out of Section 203 of the Delaware General Corporation Law, which restricts certain transactions between Hercules and shareholders owning 15% or more of its common stock (the "Section 203 Bylaw Proposal").

          - A shareholder resolution to repeal any Bylaw amendments that may be adopted unilaterally by the Board after March 29, 2000, and prohibiting the Board from adopting certain new amendments to the Company Bylaws without the approval of shareholders (the "Future Bylaw Amendment Repeal Proposal").

          - A resolution providing the order of voting on the proposals at the 2000 annual meeting (the "Omnibus Proposal").

     Your Board of Directors is soliciting votes FOR Hercules' slate of nominees for election to the Board of Directors, FOR ratification of the appointment of the firm of PricewaterhouseCoopers LLC as the Company's independent accountants for the year 2001 and AGAINST ISP's Director Election Proposal, Director Election Bylaw Amendment, Rights Plan Repeal Bylaw Proposal, Section 203 Bylaw Proposal and Future Bylaw Amendment Repeal Proposal (collectively, the "ISP Proposals"). YOU SHOULD BE AWARE THAT HERCULES BELIEVES THAT THE RIGHTS PLAN REPEAL BYLAW PROPOSAL IS INVALID AND UNENFORCEABLE UNDER DELAWARE LAW.

     Unless contrary instructions are indicated on the WHITE proxy card, all shares represented by valid proxies received pursuant to this solicitation (and not revoked) will be voted:

     o FOR the election of all of the Hercules' nominees for directors named in this proxy statement,

     o FOR the ratification of the appointment of PricewaterhouseCoopers LLC as the Company's independent accountant for the year 2001, and

     o    AGAINST each of the ISP Proposals.

      If you specify a different choice on the proxy card, your shares will be voted as specified. Signing and dating Hercules' proxy card will have the effect of revoking any ISP proxy card you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on the ISP proxy card.

WHO IS ENTITLED TO VOTE

      Shareholders of record as of the close of business on March 6, 2001, will be entitled to vote for each share registered in the shareholder's name. As of that date, there were outstanding 108,115,824 shares of Hercules common stock.

HOW YOU MAY VOTE

      You may vote by completing and returning the enclosed WHITE proxy card by mail, by using the [Internet] or by telephone. To vote your proxy by mail, mark your selections on the enclosed WHITE proxy card, date and sign your name exactly as it appears on your card. [To vote your proxy using the Internet, follow the instructions on the proxy card which you must have available when you access the Internet Website. Once you have accessed the Internet website you will be prompted to enter your control number and then will be instructed to mark your selections and finally to register your vote.] You may also vote your proxy by telephone as described on the proxy card.

      If you sign your WHITE proxy card but do not make any selections, you will give authority to Thomas L. Gossage and Israel J. Floyd to vote on the proposals and any other matter that may arise at the Annual Meeting. It is Messrs. Gossage's and Floyd's intention to use that authority to vote for the election of all of the Hercules' nominees, for the appointment of PricewaterhouseCoopers LLC as the Company's 2001 independent accountants, and against each of the ISP proposals.

VOTE REQUIRED AND VOTING PROCEDURES

      A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Votes will be counted and certified by independent inspectors of election. Under the rules of the SEC, boxes and a designated blank space are provided on the proxy card for you to mark if you wish to vote "for" or "against" or "abstain" from voting on one or more of the proposals or to withhold authority for one or more of the nominees for director. Abstentions are counted in determining whether a quorum is present but are not counted in determining the votes cast for or against any proposal. Votes withheld in connection with the election of one or more nominees for director will not be counted as votes cast for those individuals. Broker non-votes, which occur when brokers do not receive voting instructions from their customers on non-routine matters and, consequently, have no discretion to vote on those matters, are not counted as votes cast for any proposal.

      Because, as described below, approval of the Director Election Bylaw Amendment Proposal will require the affirmative vote of the holders of not less than 80% of all shares issued and outstanding and entitled to vote at the meeting, abstentions and broker non-votes will have the effect of a vote against such proposals. Similarly, because, as described below, approval of the Section 203 Bylaw Proposal will require the affirmative vote of the holders of not less than a majority of all shares issued and outstanding and entitled to vote at the meeting, abstentions and broker non-votes will have the effect of a vote against such proposals.

      If a quorum is present, the proposals presented at the meeting (other than the election of nominees, which is described below) would require the following vote in order to be adopted:

     o Ratification of Selection of PricewaterhouseCoopers LLP as independent accountants for 2001 - affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the 2001 Annual Meeting.

     o Rights Plan Repeal Bylaw Proposal - affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the 2001 Annual Meeting. YOU SHOULD BE AWARE THAT HERCULES BELIEVES THAT

          THE RIGHTS PLAN REPEAL BYLAW PROPOSAL IS INVALID AND UNENFORCEABLE UNDER DELAWARE LAW.

     o Director Election Bylaw Amendment Proposal - affirmative vote of the holders of not less than 80% of all shares issued and outstanding and entitled to vote at the 2001 Annual Meeting.

     o Section 203 Bylaw Proposal - affirmative vote of the holders of a majority of all shares issued and outstanding and entitled to vote at the 2001 Annual Meeting.

     o Future Bylaws Amendment Repeal Proposal - affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the 2001 Annual Meeting.

      Pursuant to the Company Bylaws, directors are elected by a majority vote of all issued and outstanding Hercules shares.

      You are urged to sign and date the enclosed WHITE proxy card and return it in the enclosed prepaid envelope whether or not you plan to attend the meeting. A person giving any proxy has the power to revoke it (even if such proxy was not solicited by the Board of Directors or ISP) at any time before the voting by submitting to the Company or to ISP a written revocation or duly executed proxy bearing a later date. In addition, any shareholder who attends the meeting in person may vote by ballot at the meeting, thereby canceling any proxy previously given.

EMPLOYEE SAVINGS PLANS

      Your proxy card will include full shares credited to your savings plan as of March 6, 2001. Fractional shares are not included. The plan trustee will vote your shares after consideration of your preferences as indicated on your proxy card. If you do not vote, the plan trustee will vote your shares in proportion to the other proxies received from plan participants.

SHAREHOLDER PROPOSALS

      To be included in Hercules' 2002 Proxy Statement, shareholder proposals must be submitted in writing and received by Israel J. Floyd, Esquire, Corporate Secretary, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001, no later than November [__], 2001. Upon receipt of a proposal, the Company will determine whether or not to include the proposal in the Proxy Statement in accordance with applicable law.

SHAREHOLDER NOMINATION OF DIRECTORS

      Shareholders may submit written recommendations with respect to director nominees (accompanied by a notarized statement from the nominee indicating willingness to serve if elected and principal occupations or employment over the past five years) to the Chairman of the Nominating Committee, c/o Israel J. Floyd, Esquire, Corporate Secretary, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001.

                        BACKGROUND OF ISP'S PROXY CONTEST

     On October 17, 2000, the Board of Directors of the Company named Thomas L. Gossage Chairman and Chief Executive Officer of the Company. Mr. Gossage retired in 1996 as Hercules' Chairman and Chief Executive Officer. Upon his appointment, Mr. Gossage stated that he and the Board would consider all strategic alternatives available to the Company.

      On November 28, 2000, Hercules announced its intention to pursue a sale or merger of the Company in the belief that over the long-term becoming part of a larger enterprise is the best strategic path for the Company, one that will provide the maximum value and opportunity for shareholders, employees and customers. The Company hired financial and legal advisors who are leaders in their respective businesses to assist it in pursuing this strategic path. The Company's financial advisors are Goldman, Sachs & Co. and Credit Suisse First Boston Corporation. The Company, with the assistance of those advisors, has contacted many potential purchasers of all or part of the Company's business, and has entered into confidentiality agreements and supplied information to numerous such potential transaction partners.

      Shortly after Mr. Gossage was named Chairman and Chief Executive Officer and stated that the Company would consider its strategic alternatives, representatives of the Company were in contact with ISP regarding ISP's participation in the process the Company was pursuing with respect to its strategic alternatives. ISP indicated that it was interested in receiving the confidential information memorandum prepared by the Company and expressed an interest in potentially making a proposal to acquire all of the Company. In the course of negotiating the form of confidentiality agreement, Hercules offered to amend the standard form to permit ISP to conduct a proxy contest if it chose to do so. Despite the Company's willingness to accommodate ISP's concerns about restricting its future options in this fashion, ISP declined to enter into such a form of confidentiality agreement. In February 2001, a representative of ISP informed representatives of Hercules that ISP did not wish to receive confidential information because it was no longer interested in acquiring the Company.

      On January 23, 2001, Mr. Gossage received a letter from Samuel J. Heyman, the Chairman of ISP, expressing ISP's willingness to purchase 25 million shares, or approximately 23%, of the Company's common stock at a price of $17.50 per share, which would result in ISP owning approximately 33% of the Company. That letter followed an October 11 letter, in which Mr. Heyman had stated that he was prepared to commence a partial tender offer on the terms reiterated in the January 23 letter. On February 7, 2001, the Company received another letter from Mr. Heyman asking that, if Hercules did not promptly allow ISP to proceed with its partial tender offer, the Company consider an alternative ISP proposal to raise the threshold under the rights plan to 20% and exempt any such purchase from the provisions of the Delaware takeover statute. The next day, Mr. Gossage stated publicly that Mr. Heyman's proposals were being reviewed by the Board as part of the entire process of considering alternatives for the Company and that the Board would respond to these proposals in due course. At that time, Mr. Gossage stated that whatever course the Board decided to pursue, it would decide on the basis of what is in the best interest of all of the Company's shareholders, rather than pursuing a course that benefits any single shareholder or group of shareholders to the detriment of others.

     On February 20, 2001, Mr. Heyman sent a letter to Mr. Gossage stating that, in addition to his previous proposals for shareholder action at the Company's annual meeting, ISP would also be nominating a slate of directors to run for the four Board seats held by directors whose terms expire in 2001. On February 21, ISP announced it was withdrawing its proposal to make a partial tender offer. On February 23, Mr. Gossage wrote to Mr. Heyman to advise him that at its February 22 meeting, the Board had considered ISP's request to amend the rights plan, and had unanimously concluded that such an amendment would not be in the best interests of the Company's shareholders, in light of the purposes served by the rights plan and, in particular, the ongoing process to consider a sale or merger of the Company as announced in November 2000. Mr. Gossage also pointed out that he considered Mr. Heyman's recent public statements detrimental to the Company's efforts to achieve this goal, particularly in light of concerns expressed by third parties with respect to Mr. Heyman's statements and activities, which could negatively impact their continuing participation in that process. Mr. Gossage stated that, should Mr. Heyman submit a proposal to acquire the entire Company rather than a significant minority interest, it would be considered along with other potential offers. Because ISP had withdrawn its partial tender offer shortly before the Board meeting, the Board did not take any action with respect to it. In a February 28, 2001 letter to Mr. Gossage, Mr. Heyman reiterated his intention to present ISP's proposals to the Company's shareholders at the upcoming Annual Meeting and, on March 5, 2001, ISP filed with the SEC a preliminary proxy statement soliciting proxies from the Company's shareholders to vote on the proposals described below.

      Since announcing its intention to pursue strategic alternatives, the Company has, with the assistance of its financial and legal advisors, strenuously and continuously pursued what it believes to be a shareholder value maximization strategy by focusing on the sale or merger of the Company. Hercules believes that Mr. Heyman has been interfering with the Company's efforts to maximize value by his highly public actions, which raise concerns among third parties participating in the Board's value-maximization process, or considering participating in that process, concerning ISP's real intentions with respect to the Company. Mr. Heyman has repeatedly been invited to enter into a confidentiality agreement on terms even more favorable than those offered to other participants in the process and, like such other participants, submit an offer for the entire Company.

                       PROPOSAL (1) ELECTION OF DIRECTORS

      The Company's Restated Certificate of Incorporation and Bylaws provide for three classes of directors, with the term of one class expiring at each annual meeting of the shareholders. Pursuant to the authority granted to the Board in Article Six of the Restated Certificate of Incorporation, your Board of Directors has determined that, effective on the date of the 2001 Annual Meeting, the number of directors is fixed at 12: 4 in the class whose term expires in 2002, 4 in the class whose term expires in 2003 and 4 in the class whose term expires in 2004. At the 2001 annual meeting, four directors are to be elected, all of whom shall constitute the class whose term will expire in 2004. Your Board of Directors has nominated Mr. Thomas L. Gossage (director since
2000), Mr. Ralph L. MacDonald, Jr. (director since 1989), Mr. John A. H. Shober (director since 1998) and Ms. Paula A. Sneed (director since 1994), who are currently serving as directors. Dr. Robert G. Jahn, whose term expires in 2001, has reached the retirement age of 70 under the Company's Board policies and, accordingly, is not seeking reelection. Each nominee has consented to serve for the specified term. It is intended that the shares represented by the accompanying proxy will be voted for the election of Messrs. Gossage, MacDonald and Shober and Ms. Sneed.

     If for any reason any nominee should be unavailable to serve as a director at the time of the meeting, a contingency which your Board of Directors does not expect, the shares represented by the accompanying proxy may be voted for the election in his or her stead of such person as may be determined by the holders of the proxy, unless the proxy withholds authority to vote for all director nominees. The majority vote of the outstanding shares of common stock entitled to vote at the Annual Meeting is required to elect each director. We unanimously recommend a vote "FOR" each of the nominees.

     ISP is seeking to elect its own slate of four directors in opposition to the nominees proposed by your Board. YOUR BOARD BELIEVES THAT THE ELECTION OF ISP'S NOMINEES WOULD NOT BE IN YOUR BEST INTERESTS AND OPPOSES SUCH ELECTION FOR SEVERAL REASONS. We continue to have grave concerns about Mr. Heyman's intentions with respect to the Company, notwithstanding Mr. Heyman's public declarations that his intentions are consistent with the Company's desire to maximize value for all our shareholders. ISP has declined to submit a proposal to acquire the entire Company, indicating instead an interest in increasing its ownership in the Company from its current 9.9% to approximately 33%, in an attempt, we believe, to obtain effective control of the Company without paying a premium to all of the Company shareholders. We are also concerned because, although we have told Mr. Heyman that his highly public statements and activities with respect to the Company are interfering with the process of dealing with potential buyers, Mr. Heyman has rejected our requests to refrain from statements and activities that potential buyers may consider disruptive of their efforts to formulate a purchase proposal.

     Your Board continues to believe that it is in the best position to be an impartial auctioneer for the sale of the Company - in its entirety or by business unit - in order to maximize value for all of the Company shareholders. Your Board believes that independence is a key qualifications for a director of the Company, particularly in light of the Company's announced decision to explore all strategic alternatives that may be available to maximize shareholder value. Your Board believes that the ISP nominees lack independence. Two of ISP's nominees - Samuel J. Heyman and Sunil Kumar - are officers and directors of ISP. Your Board believes they would be committed first and foremost to furthering the interests of ISP and its shareholders, by virtue of their affiliation with ISP and legal duties to ISP and its shareholders, rather than your interests. The potential for conflicts of interests is exacerbated in this case by the fact that both Hercules and ISP operate in the same industry, and the ISP nominees' promotion of ISP's interests may be detrimental to Hercules and its shareholders.

      We have retained Goldman, Sachs & Co. and Credit Suisse First Boston Corporation as our financial advisors to assist us in carrying out our strategic plan and are fully committed to bringing it to fruition. We have given both Goldman Sachs and Credit Suisse First Boston a clear mandate to this effect, and each of them has conducted and is conducting thorough and extensive searches, within the United States and internationally, for potential business combination candidates. We know of no reason, nor has ISP disclosed any such reason, why ISP's nominees would be better positioned than your Board to achieve these objectives. Based on ISP's prior activities and conflicts of interest, we believe the ISP nominees are not the right people for the job.

      Your Board believes that the Company's nominees are independent, familiar with the Company and its businesses and operations and are committed to exploring all strategic alternatives that may be available to maximize shareholder value. Unlike the ISP nominees, they would have no conflicts of interest when pursuing discussions with third parties.

     FOR THESE REASONS, YOUR BOARD BELIEVES YOU WOULD BE FAR BETTER SERVED BY ELECTING THE COMPANY'S NOMINEES - THOMAS L. GOSSAGE, RALPH L. MACDONALD, JR., JOHN A.H. SHOBER AND PAULA A. SNEED - TO THE BOARD, AND YOU ARE URGED TO VOTE FOR THESE INDIVIDUALS ON THE ENCLOSED WHITE PROXY CARD. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY BLUE PROXY CARD SENT TO YOU BY ISP.

      The following information relates to the Company's nominees for reelection at the 2001 annual meeting, the other directors and the named executive officers of the Company, who include the chief executive officer and the other four most highly compensated executive officers of the Company. There are no family relationships among the directors and executive officers of the Company. The Board of Directors held 20 meetings in 2000.

HERCULES NOMINEES FOR DIRECTORS

THOMAS L. GOSSAGE - Director since 2000

Mr. Gossage, age 66, is Chairman and Chief Executive Officer of Hercules Incorporated. Mr. Gossage became Chairman and Chief Executive Officer on October 17, 2000. He is a native of Nashville, Tennessee, and earned his B.S. and M.S. degrees in Chemical Engineering from the Georgia Institute of Technology in 1956 and 1957, respectively. Mr. Gossage joined Hercules in 1988 as President, Hercules Specialty Chemicals

Company, after serving 26 years with Monsanto Company. He was named President and Chief Executive Officer of Aqualon Company in 1989. Later that year, he was named Senior Vice President of Hercules and was elected to the Hercules Board of Directors. Mr. Gossage became Chairman and Chief Executive Officer of Hercules in 1991 and was also President from 1992 to 1995. Mr. Gossage stepped down as Chief Executive Officer on August 1, 1996, and as Chairman on December 31, 1996. He retired from Hercules in January 1997. In May 1997, The American Section of the Societe de Chimie Industrielle awarded Mr. Gossage the International Palladium Medal. Mr. Gossage is a member of the Board of Directors of The Dial Corporation, Alliant Techsystems Inc., and Fluor Corporation.

RALPH L. MACDONALD, JR. - Director since 1989

Mr. MacDonald, age 59, has been a principal in Amelia Investment Corp. (AIC), a private investment firm dedicated to the acquisition and development of small- to medium-sized industrial manufacturing and distribution companies, since July 1996. Prior to AIC, he was a principal in Island Capital Corporation, a similar firm, and managing director, Global Corporate Finance, Bankers Trust Company. He is also a director of Gaylord Container Corporation.

JOHN A. H. SHOBER - Director since 1998

Mr. Shober, age 67, is a private investor. He served as vice chairman of the board of directors of Penn Virginia Corporation, a natural resources company, from 1992 to 1996. Mr. Shober is a director of Airgas, Inc., Anker Coal Company, C&D Technologies, Inc., Ensign Bickford Industries, Inc., First Reserve Corporation, MIBRA GmbH, Penn Virginia Corporation, and several other organizations including The Eisenhower Exchange Fellowships.

PAULA A. SNEED - Director since 1994

Ms. Sneed, age 53, is group vice president, president e-Commerce and Marketing Services, Kraft Foods, Inc., the nation's largest packaged foods company. She joined General Foods (which later merged with Kraft Foods) in 1977 and has held a variety of management positions, including vice president, Consumer Affairs; senior vice president and president, Foodservice Division; executive vice president and general manager, Desserts Division; executive vice president and general manager, Dinners and Enhancers Division; senior vice president, Marketing Services and chief marketing officer; and executive vice president, president e-Commerce Division. She is also a director of Airgas, Inc.

DIRECTORS CONTINUING IN OFFICE


TERMS EXPIRING IN 2002:

JOHN G. DROSDICK - Director since 1998

Mr. Drosdick, age 57, is Chairman, Chief Executive Officer and President of Sunoco, Inc., an independent petroleum refiner-marketer in the United States. He was president and COO of Sunoco from 1996 to 2000. Mr. Drosdick was president of Ultramar Corporation from 1992 to 1996. He is a director of Sunoco, Inc., and serves on the board of Lincoln National Corporation.

GAYNOR N. KELLEY - Director since 1989

Mr. Kelley, age 69, retired as Chairman and Chief Executive Officer of The Perkin-Elmer Corporation, a manufacturer of biotechnology instrumentation and systems, in June 1996. He is a member of the boards of directors of Alliant Techsystems Inc. and Prudential Insurance Co. of America.

PETER MCCAUSLAND - Director since 1997

Mr. McCausland, age 51, is chairman and Chief Executive Officer of Airgas, Inc. (a distributor of industrial, medical, and specialty gases and related equipment), a company he founded in 1982. He served as general counsel for MG Industries, Inc., an industrial gas producer. He was a partner in the firm of McCausland, Keen & Buckman that specialized in mergers, acquisitions, and financings. He is a director of the Independence Seaport Museum and The Eisenhower Exchange Fellowships.

GEORGE MACKENZIE - Director since 2000

Mr. MacKenzie, age 51, is Vice Chairman of the Board of Directors of Hercules Incorporated. Mr. MacKenzie joined Hercules in 1979, in 1988 was named Vice President and Controller and in 1991 became Vice President and Treasurer. In 1995, he was named Vice President, Finance, and later that year he was named Vice President and Chief Financial Officer. In 1996, he was named Senior Vice President and Chief Financial Officer, and in 1999 became Executive Vice President, Hercules Incorporated, President, Chemical Specialties Segment and Chief Financial Officer. Mr. MacKenzie became Executive Vice President and Chief Financial Officer in April 2000. He assumed his current position in November 2000. Mr. MacKenzie is a member of the Board of Trustees of the Medical Center of Delaware and the Investment Committee at the University of Delaware as well as Manufacturers' Alliance. Mr. MacKenzie is also on the Board of Directors of C&D Technologies, Inc., Blue Bell, Pennsylvania, where he is chair of the Audit Committee.

TERMS EXPIRING IN 2003:

RICHARD FAIRBANKS - Director since 1993

Mr. Fairbanks, age 60, is a Counselor at the Center for Strategic & International Studies. He was Ambassador-at-Large under President Reagan. He is a member of the board of directors of SEACOR Smit, Inc., GATX Corporation, and SPACEHAB, Inc.; member, Council on Foreign Relations, Council of American Ambassadors; and founder, The American Refugee Committee of Washington.

ALAN R. HIRSIG - Director since 1998

Mr. Hirsig, age 61, retired as president and Chief Executive Officer of ARCO Chemical Company, which was bought by Lyondell Chemical Company, in 1998. He is a director of Philadelphia Suburban Corporation, Celanese A.G., and Checkpoint Systems Corporation. Additionally, he is a director or trustee of Bryn Mawr College, Curtis Institute of Music, Rosenbach Museum and Library, as well as a chairman of the YMCA of Philadelphia. Mr. Hirsig served as past chairman of the Chemical Manufacturers Association.

EDITH E. HOLIDAY - Director since 1993

Ms. Holiday, age 49, is an attorney. She was assistant to the President of the United States and Secretary of the Cabinet from 1990 until early 1993 and served as general counsel of the U.S. Treasury Department from 1989 through 1990. She served as counselor to the Secretary of the Treasury and Assistant Secretary for Public Affairs and Public Liaison, U.S. Treasury Department from 1988 to 1989. Ms. Holiday is a director of Amerada Hess Corporation, H. J. Heinz Company, Beverly Enterprises, Inc., RTI International Metals, Inc., and member of RTI's stock plan committee, and director or trustee of various investment companies in the Franklin Templeton Group of Funds.

H. EUGENE MCBRAYER - Director since 1992

Mr. McBrayer, age 69, retired as president of Exxon Chemical Company in January 1992, after 37 years of service. He is a former chairman of the board of the Chemical Manufacturers Association.

DIRECTORS RETIRING FROM OFFICE

ROBERT G. JAHN - Director since 1985

Professor Jahn, age 70, has taught at Princeton University, Department of Mechanical and Aerospace Sciences since 1962. He was Dean of the School of Engineering and Applied Science at Princeton, 1971-1986. Professor Jahn is a trustee, fellow, and a member of several academic and professional societies. He is a vice president and a founding member of the Society for Scientific Exploration.

Professor Jahn, whose term expires in 2001, is not seeking reelection and will be retiring after 16 years of service.

BOARD OF DIRECTORS

     The members of our Board of Directors are: J. G. Drosdick, R. Fairbanks, T.
L. Gossage, A. R. Hirsig, E. E. Holiday, R. G. Jahn, G. N. Kelley, R. L. MacDonald, Jr., G. MacKenzie, H. E. McBrayer, P. McCausland, J. A. H. Shober, and P. A. Sneed. Mr. Gossage was appointed a director on October 17, 2000 and is the Chairman of the Board. Mr. MacKenzie was appointed a director on April 5, 2000, and became Vice Chairman of the Board on November 15, 2000. Dr. Jahn, whose term expires in 2001, is not seeking reelection and will be retiring as of the 2001 Annual Meeting.


COMMITTEES OF THE BOARD OF DIRECTORS

     AUDIT-- Reviews and discusses auditing, accounting, financial reporting and internal control functions with management. Recommends our independent accountant, reviews its services and receives written disclosures from the independent auditors. Our Audit Committee is governed by a charter. All members are independent as independence is defined in the NYSE listing standards. The members of the Audit Committee are: H. E. McBrayer, A. R. Hirsig, R. L. MacDonald, Jr. and J. A. H. Shober. Mr. McBrayer is the Chairman of the Audit Committee. The Audit Committee held 8 meetings in 2000.

     COMPENSATION-- Administers executive compensation programs, policies and practices. Acts in an advisory role on employee compensation. All members are nonemployee directors. The members of the Compensation Committee are: J. G. Drosdick, G. N. Kelley, P. McCausland and P. A. Sneed. Mr. Kelley is the Chairman of the Compensation Committee. The Compensation Committee held 7 meetings in 2000.

     EMERGENCY-- Has limited powers to act on behalf of the Board whenever the Board is not in session. Meets only as needed and acts only by unanimous vote. If any nonemployee director wants a matter to be addressed by the Board rather than the Emergency Committee, then such matter is submitted to the Board. The members of the Emergency Committee are: J. G. Drosdick, T. L. Gossage, R. G. Jahn, A. R. Hirsig, P. McCausland, and J. A. H. Shober. Mr. Shober is the Chairman of the Emergency Committee. The Emergency Committee held no meetings in 2000.

     FINANCE-- Reviews Hercules' financial affairs. Has full and final authority on certain financial matters. Serves as the named fiduciary for all of Hercules' employee benefit plans. The members of the Finance Committee are: R. Fairbanks,
T. L. Gossage, E. E. Holiday, R. L. MacDonald, Jr. and P. A. Sneed. Mr. MacDonald is the Chairman of the Finance Committee. The Finance Committee held 3 meetings in 2000.

     INTERNATIONAL-- Reviews Hercules' international business, programs and activities with a focus on opportunities for expansion. The members of the International Committee are: R. Fairbanks, E. E. Holiday, H. E. McBrayer and J.
A. H. Shober. Mr. Fairbanks is the Chairman of the International Committee. The International Committee held 3 meetings in 2000.

     NOMINATING-- Considers and recommends nominees for election as directors and officers. Conducts an annual evaluation of the Board. All members are nonemployee directors. The members of the Nominating Committee are: J. G. Drosdick, E. E. Holiday, R. G. Jahn, G. N. Kelley and P. McCausland. Mr. Holiday is the Chairman of the Nominating Committee. The Nominating Committee held 8 meetings in 2000.

     SOCIAL RESPONSIBILITY-- Reviews Hercules' policies, programs and practices on equal employment opportunity; environmental, safety and health matters; ethics; and community affairs. The members of the Social Responsibility Committee are: T. L. Gossage, A. R. Hirsig, R. G. Jahn and P. A. Sneed. Ms. Sneed is the Chairman of the Social Responsibility Committee. The Social Responsibility Committee held 3 meetings in 2000.

     TECHNOLOGY-- Reviews the strategic direction of Hercules' intellectual property, research and development and emerging technologies. The members of the Technology Committee are: T. L. Gossage, A. R. Hirsig, R. G. Jahn, G. N. Kelley and H. E. McBrayer. Dr. Jahn is the Chairman of the Technology Committee. The Technology Committee held 4 meetings in 2000.

      During 2000, each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors.

COMPENSATION OF DIRECTORS

     o Employee directors receive no additional compensation other than their normal salary for serving on the Board or its Committees.

     o During 2000, nonemployee directors received a right to defer compensation in exchange for restricted stock under the Non-employee Director Stock Accumulation Plan; a $23,000 annual fee; $1,000 for each meeting attended; $3,000 for chairing a committee; $1,000 per day for special assignments; and reimbursement for out-of-pocket expenses.

      NON-EMPLOYEE DIRECTOR STOCK ACCUMULATION PLAN. Directors can defer all or part of their compensation in exchange for stock (restricted until retirement from the Board) at 85% of the fair market value of such stock on the date of exchange.

      Each director annually receives a nonqualified stock option to purchase 3,000 shares of common stock. The option price is the fair market value of the common stock on the date of grant. As each nonemployee director received an accelerated grant of 9,000 stock options in 1998 in lieu of any annual stock option grant for the next three years, no grant was made during 2000. Vesting occurs in three equal annual increments beginning one year after the grant date.

      EQUITY AWARD. A director has a single opportunity to purchase 750 shares of common stock at fair market value when first elected to the Board. Upon the purchase, Hercules awards an additional 1,500 shares that cannot be transferred until retirement or resignation from the Board.

      RESTRICTED STOCK UNITS. Upon election to the Board, each director receives 1,100 restricted stock units, which are placed in an unfunded account where they accrue dividend equivalents and interest. Each unit represents the right to receive one share of Hercules stock at retirement. Units do not carry any voting rights. Of these units, 200 immediately vest. Thereafter, for every year served on the Board, 100 additional units vest (up to a maximum of nine years). Upon retirement from the Board, all vested units are paid in shares in a lump sum or spread over a period not to exceed ten years.

      CHARITABLE AWARD PROGRAM. This program is designed to promote charitable giving. It is available to directors and is funded by life insurance policies on directors. Upon the retirement or death of a director, Hercules will donate common stock, with an expected aggregate value of $1,000,000, to one or more designated charitable institutions over a ten-year period. The actual number of shares delivered to the charitable institutions will be based on a projected share price growth. The first installment will be paid immediately after the director's retirement or death, but no sooner than April 1, 2002.

      Directors derive no financial benefit from this program since all charitable deductions accrue solely to Hercules. Furthermore, the insurance funding is structured so that the program results in nominal cost to Hercules over time.

CERTAIN TRANSACTIONS AND LEGAL MATTERS

       Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's common stock to file with the SEC and the New York Stock Exchange reports of beneficial ownership and changes in beneficial ownership of the common stock and other equity securities of the Company. These persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those reports furnished to the Company, the Company believes that, during 2000, its directors, executive officers and holders of more than 10% of the Company's common stock complied with all applicable Section 16(a) filing requirements.

           PROPOSAL (2) RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS
                        INDEPENDENT ACCOUNTANTS FOR 2001

      The Audit Committee and the Board believe that PricewaterhouseCoopers LLP ("PWC") has invaluable knowledge about Hercules. Partners and employees of PWC are periodically changed, providing Hercules with new expertise and experience. Representatives of PWC have direct access to the Audit Committee and regularly attend the Audit Committee's meetings. Representatives of PWC will attend the Annual Meeting to answer questions. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required to ratify PWC as independent accountants for 2001.

      YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS.

               PROPOSAL (3) FUTURE BYLAW AMENDMENT REPEAL PROPOSAL

     ISP is proposing to repeal any Bylaw amendments adopted by the Board between March 29, 2000 and the April 2001 Annual Meeting.

     The Company Bylaws provide that the directors may alter, amend or repeal any bylaw other than bylaws adopted by the Company shareholders that expressly provide they may not be altered, amended or repealed by the directors. The Board has not adopted, amended or repealed any provisions of its Bylaws since March 29, 2000. In addition, the Board has not taken any other action during this time period with respect to the Bylaws. Moreover, the Board does not intend to take any action in connection with its Bylaws that would frustrate any third party proposal that the Board believes will maximize the value of your shares. Accordingly, in your Board's view this proposal is unwarranted.

     Although the Board has no current intention to adopt any amendment to the Bylaws, it reserves the right to do so should it deem such action to be in the best interests of the Company and its shareholders, as is permitted under Delaware corporation law, the Restated Certificate of Incorporation and the Bylaws.

      By restricting your Board's ability to respond to unforeseen circumstances, ISP's proposed bylaw could damage the interests of the Company and its shareholders.

     YOUR BOARD [UNANIMOUSLY] RECOMMENDS A VOTE AGAINST THE FUTURE BYLAW AMENDMENT REPEAL PROPOSAL (PROPOSAL 3).

             PROPOSAL (4) DIRECTOR ELECTION BYLAW AMENDMENT PROPOSAL

     Article II, Section 2 of the Company Bylaws states that "[a]t each annual meeting, there shall be elected by ballot, by the majority vote of the stock then issued and outstanding and entitled to vote thereat, the number of directors necessary to fill the class of those whose term then expires." ISP proposes, instead, the adoption of a bylaw providing for election of directors by a plurality vote - that is, based on the number of votes cast at the Annual Meeting. (ISP had also claimed that the voting requirement for electing directors stated in this provision is supposedly "ambiguous," and that the existing bylaw provision should be interpreted to mean, regardless of whether its proposal is adopted, that directors may be elected by plurality vote). The complete text of ISP's proposed resolution implementing the Director Election Bylaw Amendment Proposal is attached to this Proxy Statement as Annex II.

      The Company believes that ISP's proposal is without merit. The provisions of Article II, Section 2 plainly state that directors are to be elected by a majority vote of the outstanding shares: "[a]t each annual meeting, there shall be elected by ballot, by the majority vote of the stock then issued and outstanding and entitled to vote thereat, the number of directors necessary to fill the class of those whose term then expires." There is no ambiguity in that provision.

      Your Board believes that a requirement that new directors acquire their seats on the Company's Board only if a majority of the outstanding shares vote in favor of the nominee continues to be desirable because Board composition should not be affected unless a genuine majority of the equity of the Company supports the election of a particular nominee or nominees. We do not believe there is anything unfair, or contrary to shareholder interests, in requiring that a nominee secure the affirmative support of a majority of the equity of the Company in order to be elected. We also believe that such a bylaw is consistent with the requirements of Delaware law.

      YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE DIRECTOR ELECTION BYLAW AMENDMENT PROPOSAL (PROPOSAL 4).

                 PROPOSAL (5) RIGHTS PLAN REPEAL BYLAW PROPOSAL

     ISP is proposing the adoption of a new bylaw that would require your Board to redeem the rights issued under the rights plan, to terminate the rights plan and not adopt any new rights agreement without shareholder approval. The complete text of ISP's proposed resolution implementing the Rights Plan Repeal Bylaw Proposal is attached to this Proxy Statement as Annex II.

      In August 2000, after it became aware that ISP had accumulated an approximately 9.9% position in the Company's common stock, the Board adopted a rights plan. At that time, the Board stated "[t]he Rights are intended to enable all Hercules stockholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover."

     ISP'S RIGHTS PLAN REPEAL BYLAW PROPOSAL IS NOT IN THE BEST INTEREST OF THE COMPANY OR ITS SHAREHOLDERS

     The purpose of the rights plan is to protect the interests of all of the Company's shareholders. The rights plan allows your Board to negotiate more effectively with a potential acquiror on behalf of all shareholders. The rights plan is designed to protect against attempts to acquire the Company for an inadequate price and other abusive practices that do not treat all shareholders equally. In particular, the Company's rights plan is intended to:

     o preserve your Board's negotiating position and flexibility to deal with third parties, enabling it to respond in an orderly manner to unsolicited bids by providing sufficient time to carefully evaluate the fairness of an unsolicited offer and the credibility of the bidder and thereby giving the board the flexibility to explore alternative strategies for maximizing shareholder value;

     o defend against persons who through open market and/or private purchases of Company common stock may attempt to achieve a position of substantial influence or control over the Company without paying a control premium to all of the shareholders;

     o defend against two-tiered, front-end loaded or partial offers or other coercive takeover tactics; and

     o otherwise maximize value for all shareholders by providing incentives for a potential bidder to negotiate in good faith with the Board, thereby soliciting the highest possible price from the bidder.

      It is important to remember that the Board's use of the rights plan is subject to its fiduciary duties to shareholders and to review by the courts. The Delaware courts have made clear that a board's decision to refuse to make a rights plan inapplicable to an acquisition proposal is subject to review under well established principles of Delaware law.

      We believe that ISP is incorrect in contending that rights plans generally serve to deter credible acquisition proposals. There is no evidence that the Company's rights plan has in any way deterred credible acquisition proposals or had any sort of negative effect on the process undertaken by the Company. In fact, empirical studies demonstrate quite the contrary. Those studies, including two conducted by J.P. Morgan & Co. in 1995 and 1997, show that companies with rights agreements receive higher takeover premiums than those without such plans and that rights agreements do not decrease the likelihood that takeover bids will be made or completed. For example, the 1997 J.P. Morgan & Co. study found that:

     o premiums paid to companies with rights agreements were nearly 10% higher on average than premiums paid to purchase target companies that did not have such rights plans;

     o the presence of a rights agreement did not increase the likelihood that a hostile takeover bid would be defeated or that a friendly bid would be withdrawn; and

     o a rights agreement did not reduce the likelihood that a company would become a takeover target.

      We believe that this is particularly applicable to Hercules where the Board is actively seeking a value-maximization transaction.

     Your Board is actively continuing its efforts to seek an offer for the purchase of the Company. None of the entities that have engaged in discussions with the Company in connection with a potential purchase of the Company or its businesses have expressed the view that the existence of the Company's rights plan is in any way an impediment to their interest in the Company or their ability to formulate a proposal. Not one of them has asked the Company to remove its rights plan in advance of making a bid or entering into a transaction. It is ironic, in the Board's view, that it is ISP -- which has stated it has no current interest in making a proposal to acquire the Company -- which is seeking to have the Company's rights plan dismantled, and NOT any actual potential buyer.

      Moreover, because of the reasons stated in the preceding paragraphs, repeal of the Company's rights plan would not have any positive effect on the Company's efforts to maximize shareholder value through a sale. Your Board does believe, however, that adoption of the proposed ISP bylaw purporting to dismantle the rights plan would in fact upset and hinder the sale process. To the extent that such an affirmative vote could cause a potential buyer to conclude that the Board may not be able to effectively conclude a transaction, your Board believes adoption of the Rights Plan Repeal Bylaw Proposal would damage the sale process.

     YOUR BOARD HAS CLEARLY AND UNAMBIGUOUSLY DECLARED THAT IT IS EXPLORING ALTERNATIVES TO MAXIMIZE SHAREHOLDER VALUE. THIS DECLARATION NECESSARILY EXCLUDES ANY ATTEMPT TO UTILIZE ITS RIGHTS PLAN TO BLOCK A BUSINESS COMBINATION OR OTHER TRANSACTION THAT IS FAIR TO AND IN THE BEST INTEREST OF ALL OF THE SHAREHOLDERS AND IS REASONABLY CAPABLE OF BEING CONSUMMATED. If a proposal to acquire Hercules at a fair price on terms fair to all shareholders is received, your Board is committed to approving such a transaction and would, under such circumstances, render the rights plan ineffective.

      Your Board believes that it is in the best position to negotiate with a potential acquiror of the Company on the shareholders' behalf, to evaluate the adequacy of any potential offer and to protect shareholders against potential abuses during a takeover.

      THE RIGHTS PLAN REPEAL BYLAW PROPOSAL IS INVALID

      In addition to its belief that adoption of the Rights Plan Repeal Bylaw Proposal would not be in the best interests of the Company or its shareholders, and would, in fact, disrupt the ongoing sale process and expose shareholders to coercive tender offers and undervalued takeover bids without adequate protection, your Board believes that the proposal is invalid.

      Although no Delaware case directly addresses a bylaw such as the one proposed by ISP, the Delaware Supreme Court has recognized that the powers conferred upon a board of directors under Section 141(a) of Delaware corporation law include the power to adopt and maintain defensive measures, specifically including a shareholder rights plan prior to or in response to a takeover proposal.

      Under the Delaware corporation law, directors are empowered to manage the business and affairs of the Company, and shareholders participate in corporate governance through the election of directors. Section 141(a) of Delaware corporation law provides that "[t]he business and affairs of every corporation organized under this chapter shall be managed by or under the direction of a board of directors, except as may be otherwise provided in this chapter or in its certificate of incorporation," and Section 157 confers on a corporation's board of directors the authority to issue rights and to establish the terms of such rights. Both of these sections provide that the authority of a corporation's board of directors may be limited by the corporation's certificate of incorporation, but neither section provides that such authority may be limited by a bylaw. Delaware courts have repeatedly held that boards of directors may adopt rights plans without shareholder approval. The Company believes that the extensive body of Delaware case law regarding the fiduciary duties of directors and rights plans is inconsistent with a bylaw providing for direct shareholder control over the use of a rights plan.

     The Company notes ISP's asserted belief that its bylaw proposal is authorized by Section 109 of the Delaware Corporation Law, which gives shareholders the power to "adopt, amend or repeal bylaws," and which states that "[t]he bylaws may contain any provision, not inconsistent with law or with the certificate of incorporation, relating to the business of the corporation, the conduct of its affairs, and its rights or powers or the rights or powers of its shareholders, directors, officers or employees." The Company believes that ISP's asserted belief cannot be reconciled with established principles of Delaware law and is incorrect. The "except as may be otherwise provided in this chapter" language of Section 141(a) refers only to specific provisions of the Delaware corporation law which expressly authorize a departure from the statutory grant of management authority to directors, and not to general provisions such as
Section 109(b). Moreover, Section 157 deals with the authority of a board of directors to issue rights does not contain any such exception. Finally, while
Section 141(a) allows for a company's charter to provide exceptions to the general principle that the business and affairs of a company are managed by or under the direction of the board of directors, our Restated Certificate of Incorporation does not provide for any such exceptions. Therefore, even assuming that the Rights Plan Repeal Bylaw Amendment is permitted under the Section 109, it would still be contrary to our Restated Certificate of Incorporation.

     Your Board opposes the Rights Plan Repeal Bylaw Proposal because, by precluding us from using the rights plan under circumstances in which we believe it would benefit shareholders, such proposal, if enacted, could actually require us to act in a manner inconsistent with what we believe to be our fiduciary duties. As repeatedly stated by the Delaware courts, a board of directors has the affirmative legal duty to respond to and resist takeover attempts that it determines in good faith to be contrary to the best interests of the corporation and its shareholders. Now that the Board has determined that a sale at a fair price is in the best interests of the Company and its shareholders, the Board believes that it is in the best position to negotiate and conclude such a transaction.

     YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE RIGHTS PLAN REPEAL BYLAW PROPOSAL (PROPOSAL 5).

                     PROPOSAL (6) SECTION 203 BYLAW PROPOSAL

     ISP proposes that shareholders adopt its Section 203 Bylaw Proposal, electing not to be governed by Section 203 of the Delaware Corporation Law. If the proposal is adopted at the 2001 Annual Meeting, Section 203 itself provides that the bylaw would not become effective until the 12-month anniversary of the 2001 Annual Meeting. The complete text of ISP's proposed resolution implementing the Section 203 Bylaw Proposal is attached to this Proxy Statement as Annex II.

     By virtue of being incorporated in Delaware, the Company became subject to the provisions of Section 203 of the General Corporation Law when that statute became effective on February 2, 1988. Section 203 provides, in effect, that if any person acquires beneficial ownership of 15% or more of the Company's outstanding shares (thereby becoming an "Interested Shareholder"), the Company may not engage in a "business combination" or certain other types of transactions, with the Interested Shareholder for three years thereafter, subject to certain exceptions. The exceptions are:

     o the Board's prior approval of the business combination or the transaction by which such person became an Interested Shareholder;

     o the acquisition of at least 85% of the Company's shares (subject to certain exclusions) in the transaction in which such person becomes an Interested Shareholder; or

     o the approval of such business combination by the Board of Directors and by the holders of 66 2/3% of the outstanding stock not owned by the Interested Shareholder.

      Your Board believes that adopting this resolution would not be in the best interests of the Company and its shareholders. Section 203 protects public shareholders from self-dealing transactions that may be proposed by a shareholder with more than 15% of the Company' stock. Section 203 is a deterrent only to

     o persons who wish to propose self dealing transactions between themselves and the Company, and

     o persons who expect any offer they make for the whole Company to be acceptable to less than 85% of the outstanding shares (including the shares they own).

     Since ISP has informed representatives of the Company that it has no intention of making an offer for the Company, it is, in our view, logical to believe that ISP's interest in obtaining the Company's exemption from Section 203 could result from a desire to potentially propose the kind of related-party transaction prohibited by Section 203.

      Your Board believes that Section 203 enhances the likelihood that shareholders will receive full and fair consideration if an offer is to be made, because it better enables a board to negotiate to improve the terms of any such offer on behalf of all shareholders. There is no evidence that the protections of Section 203 deter good-faith offers from being made for companies that are subject to Section 203, or that being within the statute hurts shareholder interests in any way. Your Board believes that the great majority of Delaware companies have chosen to remain under the protections of Section 203, and that the statute has well served the interests of both Delaware corporations and shareholders of such Companies. No participant in the current sale exploration process has indicated that the Company being subject to Section 203 is in any way an impediment to a potential transaction.

     Accordingly, your Board believes that "opting out" of Section 203 could expose shareholders to the risk of unfair treatment and would not be in your best interests as shareholders of Hercules.

      YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SECTION 203 BYLAW PROPOSAL (PROPOSAL 6).

                                  OTHER MATTERS

     ISP has also proposed that each of the ISP Proposals be voted upon by the Company shareholders at the 2001 Annual Meeting in the following order: (1) this Omnibus Proposal; (2) the Future Bylaw Amendment Repeal Proposal; (3) the Director Election Bylaw Amendment Proposal; (4) Election of Directors; (5) the Rights Plan Repeal Bylaw Proposal; and (6) the Section 203 Bylaw Proposal.

     The Board has established that matters coming before the Annual Meeting will be considered and voted upon in the order in which they are presented in this proxy statement and the accompanying notice. Therefore the Company believes the Omnibus Proposal not to be an appropriate matter for shareholder action and has not included such proposal in its proxy card. Although the Director Election Bylaw Amendment Proposal will be voted on following the Election of Directors Proposal, if that proposal were to be adopted, it is the Company's intention to apply the related bylaw, as so amended, to the election of directors at the 2001 Annual Meeting.

      The Board is not aware of any matters, other than those described above, that will be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment. Moreover, the Board reserves the right to adjourn or postpone the Annual Meeting, depending on circumstances and the Board's belief that such adjournments or postponements would be in the best interests of the Hercules shareholders.

                             AUDIT COMMITTEE REPORT

      The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of the Company's financial reporting and accounting systems and controls. The Committee has a direct line of communication with the Company's independent accountants and the Director, Auditing Services. The Committee is composed entirely of independent directors as defined by the listing standards of the New York Stock Exchange. The Board has adopted a written Audit Committee charter, a copy of which is included as Annex III to this Proxy Statement.

      In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and the independent accountants the audited consolidated financial statements for fiscal 2000. In addition, the Committee has discussed with the independent accountants matters such as the quality (in addition to acceptability), clarity, consistency and completeness of the Company's financial reporting, as required by Statement on Auditing Standards No. 61, Communication with Audit Committees.

      The Audit Committee has received from the independent accountants written disclosures and a letter concerning the independent accountants' independence from Hercules, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. These disclosures have been reviewed by the Committee and discussed with the independent accountants.

      Based on these reviews and discussions, the Committee has recommended to the Board that the audited consolidated financial statements be included in the Hercules 2000 Annual Report on Form 10-K, for filing with the SEC.

FEES OF INDEPENDENT AUDITORS

      AUDIT FEES. The aggregate fees billed by our independent auditors for professional services rendered to us in connection with the audit of the company's financial statements for the year ended December 31, 2000 and the review conducted by the independent auditors of the financial statements included in the Quarterly Reports on Form 10-Q that we were required to file during 2000 were approximately $________.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. Our independent auditors did not render information technology services to us during fiscal 2000.

      ALL OTHER FEES. The aggregate fees billed by our independent auditors for professional services tendered to us during 2000, other than the audit services referred to above, were approximately $_______, and primarily include services rendered to us in connection with ___________________.

      The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein

                              Audit Committee

                              H.E. McBrayer, Chair
                              A.R. Hirsig
                              R.L. MacDonald, Jr.
                              J.A.H. Shober



                      REPORT OF THE COMPENSATION COMMITTEE

      The Hercules Executive Compensation Policy, as set by the Compensation Committee, is to pay a competitive base salary component adjusted for individual performance while linking annual incentive compensation to achievement of specific corporate goals, which are identified as necessary components in achieving the Business Plan of the Company. The Executive Compensation Policy also includes a long-term incentive component that is directly linked to shareholder interest through grants of stock-based awards. The total potential value of these components is then benchmarked against competitive norms for our industry group. Additionally, it is the policy of the Compensation Committee to recognize extraordinary achievements through special stock-based awards.

BASE SALARY

      In 1999, Dr. Corbo, consistent with his executive team concept, requested Compensation Committee approval to adjust the base salaries of team members to the same level. Following approval, salary adjustments were made in 1999 and in early 2000 taking into consideration competitive pay levels for similar level positions in the chemical and general industry segments, including those designated in the Standard & Poor's Chemical and Specialty Chemical Indices. Since 1999, there have been no merit increases granted or performance adjustments made to such salaries.

     In 2000, the Company's performance did not meet the goals established at the beginning of the year. Accordingly, Dr. Corbo's salary was not adjusted from the level that was established in 1999. Effective November 1, 2000, Dr. Corbo retired from Hercules.

      In accordance with his agreement to return to Hercules on October 17, 2000, as Chairman of the Board and Chief Executive Officer, the Compensation Committee entered into an Agreement with Mr. Gossage under which Mr. Gossage agreed to forego a base monthly salary (other than one dollar per week for benefit participation purposes).

ANNUAL INCENTIVE

      The Management Incentive Compensation Plan ("MICP") is based upon the achievement of predetermined financial, corporate, organizational unit and individual goals. For 2000, corporate and business unit performance was measured by earnings per share (weighted 30%), net cash flow (weighted 30%), revenue growth (weighted 10%) and earnings before interest, taxes, depreciation and amortization (weighted 30%) against business plan goals established at the beginning of the year. Individual performance is measured primarily by performance against goals formally established at the beginning of the year. For the Chief Executive Officer and other executive officers, the Compensation Committee reviews these individual objectives versus results achieved, and determines MICP payouts accordingly. MICP awards are paid in cash up to the target bonus level and in Restricted Stock if performance warrants payouts above the target level. No payouts occur under the Plan unless certain minimum performance levels are exceeded. The maximum payout under the Plan is 200% of the target pool at outstanding levels of performance. The Compensation Committee intends that payouts at target levels result in executive compensation at competitive market levels.

      For the performance year 2000, plan thresholds were not achieved. Therefore, no payouts were made under the plan for the Chief Executive Officer, named officers or any other participant in the Management Incentive Compensation Plan.

      Mr. Gossage has agreed not to be eligible for any MICP award.

LONG-TERM INCENTIVES

      The focus of the Long-Term Incentive Compensation Plan is to place pay at risk and to align its value directly with shareholder value. Under this plan the Compensation Committee grants to officers and other key employees stock and/or stock options that vest at predetermined intervals and/or on an accelerated basis upon achievement of predetermined objectives. The Plan permits the Chief Executive Officer to approve all awards for other eligible employees.

      In 2000, the Compensation Committee granted stock options to Messrs. Corbo, DiDonna, MacKenzie, Floyd and Tucci and to Ms. Barry, as listed in the Summary Compensation Table. In addition, Messrs. MacKenzie and Floyd were granted restricted stock in the year 2000. In determining the above grants, the Compensation Committee considered the individual executives' responsibilities, accountabilities, position in the Company, and competitive compensation data provided by an outside consulting firm.

      In lieu of receiving a fixed salary or annual incentive award (other than the previously referenced salary of one dollar per week), Mr. Gossage was granted restricted stock and stock options, listed in the Summary Compensation Table, as his total compensation package.

IRS LIMITS ON THE DEDUCTIBILITY OF COMPENSATION

      IRC Code ss.162(m) provides that compensation in excess of $1 million paid to named executives is not deductible unless it is performance-based compensation and satisfies the conditions of the available exemption. Base salary does not qualify as performance-based compensation for purposes of IRC ss.162(m) while option grants made to the Chief Executive Officer and other named executives qualify for deductibility under ss.162(m).

STOCK OWNERSHIP GUIDELINES

      In 1997, Hercules established formal stock ownership guidelines for executives. The guidelines reinforce the practice of encouraging executives to hold Hercules stock and to closely link their interests with those of shareholders.

PERFORMANCE GRAPH

      The following graph shows how an initial investment of $100 in the Company's common stock would have compared to an equal investment in the S&P 500 Index, the S&P Specialty Chemicals Index or the S&P Chemical Index over the five-year period beginning December 31, 1995 and ending December 31, 2000. The graph reflects reinvestment of all dividends.

      The total shareholder return shown on the graph below is not necessarily indicative of future returns on the Company's common stock.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURNS
                   (ASSUMING AN INVESTMENT OF $100 ON DECEMBER 31, 1995)


                                 [GRAPH OMITTED]


        Hercules Incorporated     S&P 500 Index     S&P Specialty Chemicals Index    S&P Chemical Index
        ---------------------     -------------     -----------------------------    ------------------
1995        $100.00                  $100.00                  $100.00                      $100.00
1996        $ 78.06                  $122.96                  $102.57                      $132.11
1997        $ 92.28                  $163.98                  $127.01                      $162.37
1998        $ 51.80                  $210.85                  $108.16                      $147.89
1999        $ 54.96                  $255.21                  $119.73                      $193.45
2000        $ 39.06                  $231.98                  $106.50                      $161.82



           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is composed of four members: J.G. Drosdick,
G. N. Kelley (Chairman), P. McCausland and P. A. Sneed. None of the members of the Compensation Committee is an officer, employee or former officer or employee of the Company or its subsidiaries. In 2000, none of the members of the Compensation Committee had any relationship requiring disclosure in accordance with Item 402(j)(3) of Regulation S-K of the SEC.

                          BENEFICIAL OWNERSHIP OF STOCK

      The following table sets forth information, as of March 6, 2001, with respect to the beneficial ownership of shares of the common stock of the Company by

     o beneficial owners of more than five percent of the Common Stock of the Company,

     o    each director and nominee for director of the Company,

     o each of the executive officers named in the Summary Compensation Table set forth below, and

     o all directors, nominees and executive officers of the Company as a group.

      Such beneficial ownership is reported in accordance with the rules of the SEC, under which a person may be deemed to be the beneficial owner of shares of such common stock if such person has or shares the power to vote or dispose of such shares or has the right to acquire beneficial ownership of such shares within 60 days (for example, through the exercise of an option). Accordingly, the shares shown in the table as beneficially owned by certain individuals may include shares owned by certain members of their respective families. Because of such rules, more than one person may be deemed to be the beneficial owner of the same shares. The inclusion of the shares shown in the table is not necessarily an admission of beneficial ownership of those shares by the person indicated.

                                                 OPTIONS
                                     SHARES    EXERCISABLE  RESTRICTED
                                  BENEFICIALLY   WITHIN 60    STOCK    PERCENT
NAME                                 OWNED (1)    DAYS        UNITS   OF SHARES
---------------------------------  ----------  ----------    -----    --------
DIRECTORS AND OFFICERS
Thomas L. Gossage, Director and
Officer (2)                          129,003     264,000         0       *
J. Barry, Officer                     71,954       7,200         0       *
D. W. DiDonna, Officer                44,637     148,100         0       *
J. G. Drosdick, Director               9,423       6,000     1,100       *
R. M. Fairbanks, III, Director        12,088      21,000     1,253       *
I. J. Floyd, Officer                  65,944      71,800         0       *
A.R. Hirsig, Director                  6,554       6,000     1,100       *
E. E. Holiday, Director                3,999      18,000     1,376       *
R. G. Jahn, Director                  14,236      27,000         0       *
G. N. Kelley, Director                 9,744      27,000     2,185       *
R. L. MacDonald, Jr., Director        15,421      27,000     1,928       *
G. MacKenzie, Officer                125,997     170,280     1,299       *
H. E. McBrayer, Director              77,324      24,000     1,527       *
P. McCausland, Director                7,784       9,000     1,100       *
J. A. H. Shober, Director              5,250       6,000     1,100       *
P. A. Sneed, Director                 11,925      18,000     1,253       *
V.J. Corbo, Director and Officer (3) 109,119     275,200         0       *
H.J. Tucci, Officer (4)               53,231     209,200         0       *
ALL DIRECTORS AND OFFICERS AS A
GROUP                                773,633    1,448,520    15,221     2%

                                                 OPTIONS
                                     SHARES    EXERCISABLE  RESTRICTED
                                   BENEFICIAL   WITHIN 60    STOCK    PERCENT
NAME                                 OWNED (1)    DAYS       UNITS   OF SHARES
---------------------------------  ----------  ----------    -----   --------
5% SHAREHOLDERS
International Specialty Products,    10,719,200                      9.98%
Inc. (5)
ISP Investments Inc.
ISP Opco Holdings Inc.
c/o ISP Management Company, Inc.
1361 Alps Road
Wayne, New Jersey 07670

T. Rowe Price Associates, Inc. (6)                                    6.7%
100 E. Pratt Street                  7,198,428
Baltimore, Maryland 21202

Mario J. Gabelli and related         6,707,400                       6.23%
entities(7)
c/o Gabelli Asset Management Inc.
One Corporate Center
Rye, New York 10580

--------------------------------

*    Less than 1% of Hercules' outstanding shares of common stock

(1) Includes shares, as of December 31, 2000, in the Savings and Investments Plan as follows: J. Barry, 2,351; D.W. DiDonna, 1,276; I.J. Floyd, 1,372; and G. MacKenzie, 3,421; and all directors and officers as a group, 8,420. Includes shares with restrictions and forfeiture risks as specified under the Long-Term Incentive Compensation Plan: T.L. Gossage, 128,003; J. Barry, 38,000; D.W. DiDonna, 39,747; G. MacKenzie, 76,270; I.J. Floyd, 45,910;
     H.J. Tucci, 1,821; and all directors and officers as a group, 274,956. Owners have the same voting and dividend rights as other shareholders of Hercules, except for the right to sell or transfer. Included in the non-employee directors' totals is a one-time equity award. Mr. Kelley's total includes 1,594 shares that he holds jointly with his spouse.

(2)  Named Chairman and Chief Executive Officer on October 17, 2000.

(3) Resigned as President, Chairman and Chief Executive Officer on October 17, 2000.

(4)  Retired as officer on December 1, 2000.

(5)  Share holding as of March 6, 2001, as reported on Amendment No. 7 to the
     Schedule 13D filed by such shareholder.

(6) Share holding as of March 6, 2001, as reported on Schedule 13G most recently filed by such shareholder.

(7)  Share holding as of March 6, 2001, as reported on Amendment No. 1 to the
     Schedule 13D filed by such shareholder.

                       COMPENSATION OF EXECUTIVE OFFICERS

      The following table contains information concerning compensation paid or to be paid to the chief executive officer and the other four most highly compensated executive officers of the Company for services rendered to the Company and its subsidiaries during the past three completed fiscal years.


                           SUMMARY COMPENSATION TABLE

                           ANNUAL COMPENSATION                                                    LONG-TERM
                                                                                             COMPENSATION AWARDS
                      ------------------------------------------                    ------------------------------------
                                                                                                                           ALL OTHER
                                            SALARY         BONUS        OTHER       RESTRICTED       OPTIONS   INCENTIVE   COMPEN-
                            YEAR              ($)           ($)          ($)          STOCK(6)($)    (SHARES)  PAYOUTS($)  SATION(7)
                            ---           ----------      --------   ---------     ------------     --------   ---------   --------

T. L. Gossage               2000                 (1)                    27,995        1,848,043      1,000,000             63,588(8)
Chief Executive Officer     1999
and Chairman                1998

V. J. Corbo(2)              2000            687,500                    281,217                       387,500    2,718,000  6,181,087
Chairman, President         1999            721,878                    160,679        3,548,500      112,500                 102,116
and Chief Executive         1998            494,273      320,000        90,493        2,367,602                               93,048
Officer

G. MacKenzie                2000            500,004                     17,601          639,375       50,000                  29,649
Vice Chairman(3)            1999            359,170                     20,910          893,000                               37,470
                            1998            271,670      200,000        19,514                       160,000                  37,581

D. W. DiDonna               2000            400,008                     22,029                       142,000                   5,100
Executive Vice President    1999            357,420                     27,508          893,000       33,375                   9,669
Corporate Development       1998            260,402      120,000        11,260                       181,375                   7,855

H. J. Tucci(4)              2000            400,006                     31,566                        50,000                  16,355
Executive Vice President    1999            341,670                     72,618          893,000       33,000                  29,966
and Chief Development       1998            245,850      185,000        18,707           50,083      175,000                  27,369
Officer

I. J. Floyd                 2000            383,340                     24,029          256,000       50,000                   9,926
Executive Vice President,   1999            225,259                      3,110          517,000        9,375                  10,647
Secretary, and General      1998            165,328       33,000                                      50,375                   7,274
Counsel

J. B. Barry(5)              2000            400,000                     18,167                        50,000                  12,447
Executive Vice President    1999            323,519                      9,824          893,000       39,000                   5,536
Corporate Resources         1998             46,851       20,000
-----------------

(1) Effective October 17, 2000, Mr. Gossage succeeded Dr. Corbo as Chief Executive Officer and Chairman. Mr. Gossage received a nominal salary of $1.00/week for benefit participation purposes. Mr. Gossage received no other cash compensation (base or annual incentive).

(2) Dr. Corbo retired effective on November 1, 2000. His base salary reflects the period through October 31, 2000. Other ($) column includes $90,272 for use of the company plane for Dr. Corbo. Dr. Corbo's termination of employment arrangements are described more fully below under "Employment Contracts". Dr. Corbo's "All Other Compensation" includes, pursuant to the severance agreement outlined under "Employment Contracts", 48 semi-monthly payments of $65,213 each, totaling $3,135,000, plus a cash payment of $2,830,754. Amounts also included in this column are $22,250, the total value of the annual company contributions to the defined contribution plans plus earnings thereon, $47,096, the dividends and interest on stock options, and $143,987, dividends on restricted stock units.

(3) Prior to December 1, 2000, Mr. MacKenzie was Executive Vice President and Chief Financial Officer.

(4) Mr. Tucci retired on December 1, 2000. His base salary reflects the period through November 30, 2000.

(5) Ms. Barry became a Hercules employee on October 15, 1998. Salary and bonus for 1998 reflect period from October 15, 1998, to December 31, 1998.

(6) These values are determined by multiplying the number of shares of restricted stock awarded by the closing market price of Hercules common stock on the date of grant and subtracting the consideration, if any, paid by the executive officer. Dividends may be paid on a current basis or accrued. Mr. Floyd's restricted stock grant for the year 2000 will vest only if Hercules stock price reaches $50 before 11/4/2002.

   The number and value (determined by taking the number of shares of restricted stock multiplied by the year-end closing market price, $19.0625, net of any consideration paid) of aggregate restricted stock holdings is shown below. Included in the table are restricted shares that each executive officer purchased under the terms of the Hercules Long-Term Incentive Compensation Plan as well as shares that have been granted outright. The aggregate amount paid for restricted shares by executive officers was $1,071,907.

(7) Major components of All Other Compensation are listed below in addition to components indicated in footnotes 2 & 8:

                                                COMPANY MATCH    DIVIDEND AND
                     AGGREGATE                     (DEFINED       INTEREST
                    RESTRICTED                   CONTRIBUTION  CREDITS ON STOCK
    NAME               SHARES       NET VALUE        PLANS)        OPTIONS
   ----------------   ---------- -------------  ---------------- --------------
   T. L. Gossage     128,003     $2,440,057              0              0
   V. J. Corbo             0              0         22,250         47,096
   G. MacKenzie       99,492      1,542,175         18,334         11,314
   D. W. DiDonna      39,747        724,375          5,100              0
   H. J. Tucci             0              0         11,846          4,509
   I. J. Floyd        42,910        741,531          9,926              0
   J. B. Barry        38,000        724,375         12,447              0


(8) When Mr. Gossage retired from Hercules in 1997, as reported in Hercules' 1997 proxy statement, he was granted a special pension benefit to be paid over the period from his retirement through the end of 2001. In connection with his return to Hercules effective October 17, 2000, the remaining 14 monthly payments under this arrangement were settled in a lump sum, as reflected in Annex A. The value to Mr. Gossage of this lump sum payment without discount was $63,588, as shown in the table above.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table discloses information concerning individual grants of stock options made during the last completed fiscal year to the executive officers named in the Summary Compensation Table.

                                 NO. OF
                               SECURITIES    PERCENT OF
                               UNDERLYING   TOTAL OPTIONS   EXERCISE OR
                                 OPTIONS     GRANTED TO     BASE PRICE    EXPIRATION   GRANT VALUE   GRANT DATE
       NAME                      GRANTED     EMPLOYEES        ($/SH)        DATE          DATE         VALUE(1)
-----------------------       ------------   ------------   -----------   ----------   ----------    ----------

T. L. Gossage                  500,000(2)      13.9%         14.4375        (2)        10/17/2000   $2,130,500
                               500,000(2)      13.9%         17.325         (2)        10/17/2000    1,636,550

V. J. Corbo                    200,000(3)       5.5%         17.25       10/17/2005    2/18/2000     1,469,580
                               187,500(4)       5.2%         14.0625     10/17/2005    6/30/2000     1,097,888

G. MacKenzie                    50,000(3)       1.4%         17.25       2/18/2010     2/18/2000       442,385

D. W. DiDonna                   50,000(3)       1.4%         17.25       2/18/2010     2/18/2000       442,385
                                92,000(5)       2.5%         16.00       4/27/2010     4/27/2000       746,442
H. J. Tucci                     50,000(3)       1.4%         17.25       12/1/2005     2/18/2000       367,395

I. J. Floyd                     40,000(3)       1.1%         17.25       2/18/2010     2/18/2000       353,908
                                10,000(5)       0.3%         16.00       4/27/2010     4/27/2000        81,135
J. B. Barry                     50,000(3)       1.4%         17.25       2/18/2010     2/18/2000       442,385



(1) The Black-Scholes option-pricing model was used to determine the fair value of employee stock options in the table above as of the date of the grant.

     No adjustments for risk of forfeiture have been made. Significant assumptions are as follows:

                                       REGULAR
                                       OPTIONS      PASOS
                                       -------    -------

             Dividend yield              0.0%        0.0%
             Risk free interest          5.9%        6.2%
             rate
             Expected life            3.6 years     5 years
             Expected volatility         41.3%       35.6%


(2) Vesting date is the earlier of October 15, 2001, or retirement, death or termination because of disability, or a change of control. The expiration date is the first anniversary of retirement, death or termination because of disability.

(3) Vesting schedule is as follows: 40% on 2/19/01; 40% on 2/18/02; and 20% on 2/18/03.

(4) Performance-accelerated stock options (PASOs) become exercisable upon the achievement of predetermined performance goals. If goals are not achieved, the options become exercisable at 9.5 years and expire at 10 years; however, due to retirement, the expiration date for this award is October 17, 2005.

(5) Vesting schedule is as follows: 40% on 4/27/01; 40% on 4/29/02; and 20% on 4/28/03.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

      The table set forth below discloses certain information concerning the exercise of stock options (exercised and unexercised) during the last completed fiscal year by the executive officers named in the Summary Compensation Table as well as certain information concerning the number and value of unexercised options. The value of options is calculated using the difference between the option exercise price and $19.0625 (year-end stock price) multiplied by the number of shares underlying the option.

                                             NO. OF SECURITIES              VALUE OF UNEXERCISED
                                           UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                 NO. OF SHARES              OPTIONS AT YEAR-END                  AT YEAR-END
                 ACQUIRED ON   VALUE      --------------------------  --------------------------------
       NAME       EXERCISE   REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE($)  UNEXERCISABLE($)
--------------  ----------   -----------  -----------  ------------- --------------- -----------------

T. L. Gossage           0                   264,000     1,174,000               0      3,181,250
V. J. Corbo (1)         0                   275,200       807,000         444,376        937,500
G. MacKenzie            0                   170,820       353,500           3,231         90,625
D. W. DiDonna           0                   148,100       331,175               0        372,375
H. J. Tucci         9,900      33,825       322,400       120,000         176,975              0
I. J. Floyd             0                    71,800       112,575          35,812        103,125
J. B. Barry             0                     7,200        81,800              0          90,625



--------------------
(1) Dr. Corbo resigned from the Company on October 17, 2000. As a result of his retirement 187,500 of Dr. Corbo's options became exercisable as of November 1, 2000.


PENSION PLANS

      The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under Hercules' qualified benefits pension plan (the "Pension Plan"), as well as nonqualified supplemental benefits, based on the stated remuneration and years of service with Hercules and its subsidiaries.


 REMUNERATION      15 YEARS     20 YEARS     25 YEARS    30 YEARS    35 YEARS
-------------    -----------    ---------  -----------  ---------  -----------
  $200,000        $45,714.00   $60,952.00   $76,190.00  $91,428.00  $106,666.00
   250,000         57,714.00    76,952.00    96,190.00  115,428.00   134,666.00
   300,000         69,714.00    92,952.00   116,190.00  139,428.00   162,666.00
   350,000         81,714.00   108,952.00   136,190.00  163,428.00   190,666.00
   400,000         93,714.00   124,952.00   156,190.00  187,428.00   218,666.00
   450,000        105,714.00   140,952.00   176,190.00  211,428.00   246,666.00
   500,000        117,714.00   156,952.00   196,190.00  235,428.00   274,666.00
   600,000        141,714.00   188,952.00   236,190.00  283,428.00   330,666.00
   700,000        165,714.00   220,952.00   276,190.00  331,428.00   386,666.00
   750,000        177,714.00   236,952.00   296,190.00  355,428.00   414,666.00
   800,000        189,714.00   252,952.00   316,190.00  379,428.00   442,666.00
   900,000        213,714.00   284,952.00   356,190.00  427,428.00   498,666.00
 1,000,000        237,714.00   316,952.00   396,190.00  475,428.00   554,666.00
 1,500,000        357,714.00   476,952.00   596,190.00  715,428.00   834,666.00
 2,000,000        477,714.00   636,952.00   796,190.00  955,428.00 1,114,666.00

      Annual contributions by Hercules to its qualified pension plan, if any are required, are determined statistically by an independent actuary, and no amount is attributed to an individual employee. Due to the funded status of the Pension Plan, there was no Hercules contribution to the Pension Plan in 2000.

     Except in special cases, the aggregate retirement benefit, under both the qualified and nonqualified plans, is an amount determined by taking the sum of
(i) 1.2% of the employee's average annual earnings (based on the highest sixty consecutive months during the last 10 years of employment) up to one-half the Social Security Tax Base ($76,200 in 2000), and (ii) 1.6% of the employee's average annual earnings (as determined above) in excess of one-half of the Social Security Tax Base, multiplied by the employee's total years and months of credited service. For this purpose, "average annual earnings" consist of salary plus annual incentive or bonus compensation.

      For Ms. Barry, who participates in the former BetzDearborn Retirement Plan, the aggregate retirement benefit is determined by taking the sum of (i) 1.2% of the employee's average annual earnings (based on the highest three consecutive calendar years during the last 10 calendar years of employment) up to the Social Security Covered Compensation (average of 35 years of the Social Security Taxable Wage Base), and (ii) 1.8% of the employee's average annual earnings (as determined above) in excess of to the Social Security Covered Compensation, multiplied by the employee's total years of credited service.

      For Messrs. Gossage, Corbo, MacKenzie, DiDonna, Tucci and Floyd and Ms. Barry, the compensation amounts used for average annual earnings for 2000 are shown under the "Salary" and "Bonus" columns of the foregoing Summary Compensation Table. The estimated credited years of service for Messrs. Gossage, Corbo, MacKenzie, DiDonna, Tucci and Floyd and Ms. Barry are 35, 31, 21, 20, 23, 27 and 9, respectively.

      Until attainment of age 55, Ms. Barry is entitled to, upon retirement or termination for reason other than cause, an enhancement of pension benefits of approximately $750,000 with interest, payable in a lump sum, which represents her years of service to BetzDearborn prior to becoming an employee of Hercules. If Ms. Barry remains with the company until she attains 55 years of age, she is entitled to 50% of her final average earnings.

      In February 2000, Hercules granted to Mr. MacKenzie an enhancement of pension benefits upon retirement if he is employed through March 31, 2004, which provides for a supplemental retirement benefit of $4,166.67 per month for 120 consecutive months plus an additional 3 years of service credit and the elimination of the early retirement reduction, if otherwise applicable.

EMPLOYMENT CONTRACTS

     On October 17, 2000, Hercules entered into a written agreement with Mr. Gossage which provides for him to suspend his regular Hercules retirement benefits and serve as our Chairman and Chief Executive Officer. Mr. Gossage's compensation consists of (i) a nominal salary of $1.00 per week to cover employee benefit participation requirements plus employment-related benefits available to other salaried employees and

(ii) the grant under the terms of our Long Term Incentive Compensation Plan of
(a) a stock option to purchase 1,000,000 shares of our stock, half at a per share exercise price of $14.4375 (the price of our common stock on the date of grant) and the balance at a per share exercise price of $17.325 and (b) 128,003 shares of restricted stock. The stock options and restricted stock vest at the earlier of October 15, 2001, or his retirement, death or termination because of disability or a change in control. Hercules also agreed to accelerate payment of the balance of a special pension benefit of $1,300,000 per year over 5 years, which became effective January 1, 1997. This special pension was reported in the 1997 Proxy Statement.

     On October 17, 2000, Dr. Corbo resigned from all of his positions at Hercules and its subsidiaries including his positions as Chief Executive Officer and Chairman of Board of Directors of Hercules. Dr. Corbo has received and he (or in the event in his death, his estate or named beneficiary) is entitled to receive certain severance payments and continuing benefits pursuant to a resignation agreement between Dr. Corbo and Hercules dated October 17, 2000 (the "Resignation Agreement"). Specifically, Dr. Corbo received a lump sum cash payment of $2,832,753.83 upon his resignation and Dr. Corbo (or in the event of his death, his estate or named beneficiary) will receive (i) two times his then current salary and target annual bonus (or a total of $3,135,000), which amount is paid over 48 semi-monthly equal installments beginning November 1, 2000, (ii) certain continuing rights and accelerated vesting schedules under Hercules' various stock option plans and Long Term Compensation Plans, (iii) certain continuing pension benefits based on granting three additional years of service credits plus elimination of early retirement reduction and (iv) certain one-time perquisites, such as, reimbursement for legal fees incurred in connection with the Resignation Agreement and reimbursement for tax return preparation and advice. Additionally, Dr. Corbo and his immediate family will receive medical, dental and vision benefits until the earlier of his death and December 31, 2002 and life insurance benefits payable at his death. Many of the above listed items are contingent upon Dr. Corbo's adherence to certain covenants regarding confidentiality, non-competition and non-disparagement.

     On December 1, 2000, Mr. Tucci resigned from his positions at the Company to become the Chairman, Chief Executive Officer and President of CP Kelco, a joint venture in which Hercules is involved. In conjunction with Mr. Tucci's resignation, Hercules agreed to make certain severance payments to Mr. Tucci. Mr. Tucci will receive (i) 120 consecutive monthly payments of $7,000, (ii) an additional four full years of pension service credit as well as additional pension payments depending upon the number of years of service to CP Kelco,
(iii) reimbursement for certain equity interests in Hercules held by Mr. Tucci, which were forfeited upon his resignation and (iv) reimbursement for certain other perquisites. Additionally, Hercules will pay, in the event of Mr. Tucci's death, his named beneficiary or estate an amount equal to two times his final twelve-month salary plus average of his last two calendar year MICP awards.

CHANGE IN CONTROL AGREEMENTS

      Since 1986, Hercules has entered into Change in Control Agreements with its senior executives. These agreements seek to ensure the stability of Hercules' management during a period of transition within Hercules and only become effective upon a change in control event. Hercules' Compensation Committee periodically reviews these agreements and revises them, if necessary, to reflect contemporary business practices in change in control situations.

     During fiscal year 2000, Hercules entered into Change in Control Agreements with each of Ms. Barry, Messrs. DiDonna, Floyd and MacKenzie. Under the terms of the agreements, a change in control occurs if:

     o Any person, entity or group (with certain exceptions) becomes the beneficial owner of 20% or more of the outstanding shares of Hercules common stock;

     o There is a change in a majority of the Board of Directors other than by election or nomination by a vote of the majority of directors comprising the Incumbent Board;

     o Upon consummation of a reorganization, merger, consolidation or sale that results in Hercules' shareholders owning less than 60% of the combined voting power of the surviving corporation following the transaction; or

     o    Hercules' shareholders approve a complete liquidation of the Company.

      Under the terms of the agreements, upon a change in control, Hercules is required to continue to employ the above named executives, in substantially the same position and level of compensation (including benefits) as that executive held immediately before the change in control, for a period of three years following the change in control.

      If Hercules terminates the executive (within the three year period following a change in control) for any reason other than cause, death or disability, or if Hercules takes actions which permit the executive to terminate his or her employment for good reason, such as diminishing the executive's responsibilities or requiring the executive to relocate, during such three year period, the executive is entitled to the following:

     o    a lump sum cash payment equal to:

          -    any unpaid prorated portion of the executive's bonus;

          -    three times the executive's base salary and bonus; and

          - the difference between the amount the executive would be entitled to if Hercules contributed for up to an additional six years of service and five years of age to the executive's benefit plans and that amount the executive was actually entitled to under these plans on the date of termination.

          o    three years of continued welfare benefits and perquisites;

          o    outplacement services equal to $50,000;

          o full vesting of all stock options held by or previously granted to the executive; and

          o payment for any IRS excise taxes for excess parachute payments, as defined under the Internal Revenue Code.

SEVERANCE AGREEMENTS

      In addition to the Change in Control Agreements, Hercules has entered into a severance agreement with Mr. MacKenzie which provides for the payment of two years' base salary plus two years' target bonus in the event of Mr. MacKenzie's termination by Hercules other than for cause or change of control.

                                  ANNUAL REPORT

     PURSUANT TO RULE 14A-13 UNDER THE EXCHANGE ACT, THE COMPANY UNDERTAKES TO FURNISH A COPY OF THE COMPANY'S ANNUAL REPORT CONTAINING AUDITED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2000, PREPARED IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, TO HERCULES SHAREHOLDERS NOT LATER THAN APRIL 6, 2001, A DATE 20 CALENDAR DAYS BEFORE THE DATE OF THE 2001 ANNUAL MEETING.

     A copy of the Company's Annual Report on Form 10-K, as filed with the SEC, will be sent without charge to any shareholder upon written request directed to:

                              Hercules Incorporated
                                 Hercules Plaza
                            1313 North Market Street
                            Wilmington, DE 19894-0001
                              Attention: Secretary

                      METHOD AND COST OF PROXY SOLICITATION

     Proxies may be solicited, without additional compensation, by directors, officers or employees of the Company by mail, telephone, telegram, in person or otherwise. The Company will bear the costs of the solicitation of proxies, which may include the cost of preparing, printing and mailing the proxy materials. In addition, the Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of common stock and obtain their voting instructions. The Company will reimburse those firms for their expenses in accordance with the rules of the SEC and the New York Stock Exchange. In addition, the Company has retained MacKenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010, to assist in soliciting proxies, for which services the Company will pay a fee expected not to exceed $_______ plus out-of-pocket expenses. MacKenzie will employ approximately __ persons in connection with its solicitation of proxies.

     Expenses related to the solicitation of shareholders, in excess of those normally spent for an annual meeting and excluding the costs of litigation, are expected to aggregate approximately $_______, of which approximately $_______ has been spent to date. ANNEX I SETS FORTH CERTAIN INFORMATION RELATING TO THE COMPANY'S DIRECTORS, NOMINEES, OFFICERS AND OTHER EMPLOYEES OF THE COMPANY WHO WILL BE SOLICITING PROXIES ON THE COMPANY'S BEHALF ("PARTICIPANTS").

     YOUR VOTE AT THIS YEAR'S ANNUAL MEETING IS ESPECIALLY IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED
WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE PROMPTLY.

     WE URGE YOU NOT TO SIGN OR RETURN ANY PROXY CARD THAT MAY BE SENT TO YOU BY ISP, EVEN AS A PROTEST VOTE AGAINST ISP. IF YOU PREVIOUSLY VOTED ON AN ISP BLUE PROXY CARD, YOU HAVE EVERY LEGAL RIGHT TO CHANGE YOUR VOTE. YOU CAN DO SO SIMPLY BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD. A PERSON GIVING ANY PROXY HAS THE POWER TO REVOKE IT (WHETHER SUCH PROXY WAS SOLICITED BY THE BOARD OF DIRECTORS OR BY ISP) AT ANY TIME BEFORE THE VOTING BY SUBMITTING TO HERCULES OR TO ISP A WRITTEN REVOCATION OR DULY EXECUTED PROXY CARD BEARING A LATER DATE. ONLY YOUR LATEST DATED PROXY CARD WILL COUNT. PLEASE REFER TO "VOTE REQUIRED AND VOTING PROCEDURES" ON PAGE __ FOR A DISCUSSION OF HOW TO REVOKE YOUR PROXY.

     IMPORTANT: If your shares of the Company's stock are held in the name of a brokerage firm, bank, nominee or other institution, only it can sign a WHITE proxy card with respect to your shares and only upon specific instructions from you. Please contact the person responsible for your account and give instructions for a WHITE proxy card to be signed representing your shares of the Company's stock. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of such instructions to the Company's proxy solicitor, MacKenzie Partners, Inc., at the address indicated below so that MacKenzie Partners can attempt to ensure that your instructions are followed. If you have any questions about executing your proxy or require assistance, please contact:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                         Call Toll Free: (800) 322-2885
                         or Call Collect: (212) 929-5500

                                                                      ANNEX I

            INFORMATION CONCERNING THE DIRECTORS AND CERTAIN OFFICERS
                   OF THE COMPANY WHO MAY ALSO SOLICIT PROXIES

     The following table sets forth the name, principal business address and the present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which their employment is carried on, of the directors and certain officers of the Company ("Participants") who may also solicit proxies from shareholders of the Company. Unless otherwise indicated, the principal occupation refers to such person's position with the Company and the business address is Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, DE 19894-0001.

DIRECTORS

The principal occupations of the Company's directors who are deemed Participants in the solicitation are set forth under "Proposal (1) Election of Directors" in this Proxy Statement. The principal business address of Mr. Gossage is that of the Company. The name, business and address of the director-Participants' organization of employment are as follows:

NAME                       ADDRESS
----                       -------
Thomas L. Gossage          Hercules Incorporated, 1313 N. Market Street,
                           Wilmington, DE 19894-0001

John G. Drosdick           Sunoco, Inc., Ten Penn Center, 1801 Market Street,
                           Philadelphia, PA 19103-1699

Richard M. Fairbanks, III  Center for Strategic & International Studies, Suite
                           400, 1800 K Street, N.W., Washington, DC 20006-2202

Alan R. Horsig             *

Edith E. Holiday           *

Gaynor N. Kelley           *

Ralph L. MacDonald         Amelia Investment Corp., 1890 South 14th Street,
                           Suite 110, Amelia Island, FL 32034-4730

George MacKenzie           Hercules Incorporated, 1313 N. Market Street,
                           Wilmington, DE 19894-0001

H. Eugene McBrayer         *

Peter McCausland           Airgas, Inc., PO Box 6675, Radnor, PA 19087-8675

John A.H. Shober           ESU Associates, 12 Bugle Lane, Blue Bell, PA 19422

Paula A. Sneed             Kraft Foods, 3 Lakes Drive, Northfield, IL 60093-9999

----------------

* Unless otherwise indicated, the Director's address is c/o Hercules Incorporated, 1313 N. Market Street, Wilmington, Delaware 19894-0001

EXECUTIVE OFFICERS AND CERTAIN CORPORATE OFFICERS

NAME                      PRINCIPAL OCCUPATION
----                      ------------------------------------------------------
Thomas L. Gossage         Chairman and Chief Executive Officer
Israel J. Floyd           Executive Vice President, Secretary and General
                          Counsel
George MacKenzie          Vice Chairman
J. Neil Stalter           Vice President, Corporate Communications
Allen A. Spizzo           Vice President, Corporate Affairs and Strategic
                          Planning


INFORMATION REGARDING OWNERSHIP OF THE COMPANY'S SECURITIES BY PARTICIPANTS

     None of the Participants owns any of the Company's securities of record but not beneficially. The number of shares of common stock of the Company held by directors and the named executive officers is set forth on page __ of this proxy statement. The number of shares of common stock of the Company held by the other Participants as of ________, 2001 is set forth below. The information includes shares that may be acquired by the exercise of stock options within 60 days of such date:

NAME                      SHARE OWNERSHIP
----                      ------------------------------------------------------
Allen A. Spizzo           3,056
J. Neil Stalter           12,339

-------------------

(*) Includes shares as of December 31, 2000, in the Savings and Investments Plans as follows: A.A. Spizzo, 1,201 and J.N. Stalter, 485. Includes shares with restrictions and forfeiture risks as specified under the Long-Term Incentive Compensation Plan: A.A. Spizzo, 1,055 and J.N. Stalter, 8,854.

INFORMATION REGARDING TRANSACTIONS IN THE COMPANY'S SECURITIES BY PARTICIPANTS

The following table sets forth purchases and sales of the Company's securities by the Participants listed below during the past two years. Unless otherwise indicated, all transactions are in the public market.

                                           NUMBER OF SHARES
                                           OF COMMON STOCK
          NAME                 DATE      PURCHASED OR (SOLD)   NOTES
------------------------  ----------     -------------------  ---------
DIRECTORS
---------
John G. Drosdick           2/18/1999            1,419           (1)
                           5/11/1999              750           (1)
                           5/11/1999            1,500           (1)
                            2/8/2000            2,754           (1)

Richard Fairbanks          2/18/1999            1,711           (1)
                          11/30/1999               82           (1)
                            2/8/2000            2,754           (1)

Thomas L. Goassage        10/17/2000              128           (2)

Alan R. Hirsig             2/18/1999            1,419           (1)
                           5/11/1999              750           (1)
                           5/11/1999            1,500           (1)
                            2/8/2000            2,885           (1)

Edith E. Holiday           2/18/1999              417           (1)
                            2/8/2000              655           (1)

Robert G. Jahn             1/18/1999            1,836           (1)
                            2/8/2000            3,148           (1)

Gaynor N. Kelley           2/18/1999              918           (1)
                            2/8/2000            1,605           (1)

Ralph L. MacDonald         2/18/1999            1,711           (1)
                            2/8/2000            2,557           (1)

George MacKenzie            2/1/1999             (609)          (3)
                           2/18/1999              751           (2)
                           11/2/1999           38,000           (2)
                           1/20/2000           30,000           (2)

H. Eugene McBrayer         2/18/1999            1,878           (1)
                            2/8/2000            3,017           (1)

Peter McCausland           2/18/1999            1,419           (1)
                            2/8/2000            2,754           (1)

Paula A. Sneed             2/18/1999            1,878           (1)
                            2/8/2000            3,148           (1)

                                           NUMBER OF SHARES
                                           OF COMMON STOCK
          NAME                 DATE      PURCHASED OR (SOLD)   NOTES
------------------------  ----------     -------------------  ---------

EXECUTIVE OFFICERS
------------------
June B. Barry              6/15/1999           (3,778)          (3)
                           11/2/1999           38,000           (2)
                           2/15/2000           (6,612)          (3)
                           2/15/2000            7,512           (4)
                          10/16/2000           (7,901)          (3)
                          10/16/2000           11,453           (3)

Vincent J. Corbo            2/1/1999           (1,170)          (3)
                           11/2/1999          151,000           (2)
                           11/1/2000           (2,722)          (3)
                           11/1/2000          (64,024)          (3)

Dominick W. DiDonna         2/1/1999             (539)          (3)
                           11/2/1999           38,000           (2)

Israel J. Floyd             2/1/1999              697           (2)
                            5/3/1999              900           (2)
                           11/2/1999           22,000           (2)
                            3/1/2000           16,000           (2)
                            5/1/2000            1,500           (2)

Harry J. Tucci              2/1/1999             (833)          (3)
                           2/18/1999            3,957           (2)
                           5/13/1999            8,400           (5)
                           11/2/1999           38,000           (2)
                            6/2/2000             (597)          (3)
                           12/1/2000              (13)          (3)
                           12/1/2000             (177)          (3)
                           12/1/2000              (14)          (3)
                           12/1/2000              (57)          (3)
                           12/1/2000           (8,230)          (3)
                           12/1/2000          (38,000)          (3)


----------------
(1) Acquisition of restricted shares pursuant to the Company's Nonemployee Director Stock Accumulation Plan.

(2) Acquisition of restricted shares pursuant to the Company's Long-Term Incentive Compensation Plan.

(3) Surrender of shares to pay withholding tax on restricted shares whose restrictions lapsed.

(4)  Acquired under the Company's Long-Term Incentive Compensation Plan.

(5)  Acquired upon exercise of options.

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

     Except as described in this Annex I or in the proxy statement, none of the participants nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (i) directly beneficially owns any shares of common stock of the Company or any securities of any subsidiary of the Company or (ii) has had any relationship with the

Company in any capacity other than as a shareholder, employee, officer or director. Furthermore, except as described in this Annex I or in the proxy statement, no Participant or Participant Affiliate is either a party to any transaction or series of transactions since December 31, 1999, or has knowledge of any currently proposed transaction or series of transactions, (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant or Participant Affiliate had or will have, a direct or indirect material interest. Except as described in this Annex I or in the proxy statement, no participant or Participant Affiliate has any arrangement or understanding with any person (i) with respect to any future employment by the registrant or its affiliates; or
(ii) with respect to any future transactions to which the registrant or any of its affiliates will or may be a party.

                                                                   ANNEX II

             PROPOSAL (4) DIRECTOR ELECTION BYLAW AMENDMENT PROPOSAL

     RESOLVED, that the stockholders hereby exercise their right under Section 109 of the Delaware General Corporation Law to amend the Bylaws of Hercules Incorporated, effective at the time this resolution is approved by the stockholders of Hercules Incorporated, to delete the first sentence of Article II, Section 2 in its entirety and replace it with the following two sentences:

      "At each annual meeting, there shall be elected the number of directors necessary to fill the class of those whose term then expires. To be elected as a director, a nominee must receive the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote on the election of directors."

               PROPOSAL (5) RIGHTS AGREEMENT REPEAL BYLAW PROPOSAL

     RESOLVED, that the stockholders hereby exercise their right under Section 109 of the Delaware General Corporation Law to amend the Bylaws of Hercules Incorporated, effective at the time this resolution is approved by the stockholders of Hercules Incorporated, to add a new Article VIII which shall read as follows:

                                  ARTICLE VIII
                            Shareholder Rights Plans

     Section 1. The Corporation shall not adopt or maintain a poison pill, shareholder rights plan, rights agreement or any other form of "poison pill" which is designed to or has the effect of making acquisitions of large holdings of the Corporation's shares of stock more difficult or expensive (such as the "Rights Agreement" adopted by the Board of Directors on August 4, 2000), unless such a plan or agreement is first approved by the affirmative vote of the holders of a majority of the shares of the Corporation's common stock present in person or represented by proxy at a regular or special meeting of the stockholders. The Corporation shall promptly redeem the rights distributed under the Rights Agreement dated as of August 4, 2000, between Hercules Incorporated and ChaseMellon Shareholder Services L.L.C., and terminate such Rights Agreement.

     Section 2. If any particular provision of this Bylaw be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable so that the provisions of this Bylaw are enforced to the maximum extent possible.

     Section 3. Notwithstanding any other provision of these Bylaws, this Bylaw may not be amended, altered or repealed in any way except by vote of the Corporation's stockholders.

                     PROPOSAL (6) SECTION 203 BYLAW PROPOSAL

RESOLVED, that pursuant to Section 203(b)(3) of the Delaware General Corporation Law, the stockholders of Hercules Incorporated hereby amend the Company's Bylaws by adding a new Article IX which shall read as follows:

                                   ARTICLE IX
                  Delaware General Corporation Law Section 203

     Section 1. The Corporation shall not be governed by Section 203 of the Delaware General Corporation Law.

     Section 2. If any particular provision of this Bylaw be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable so that the provisions of this Bylaw are enforced to the maximum extent possible.

                                                                     ANNEX III

                              HERCULES INCORPORATED
                             AUDIT COMMITTEE CHARTER

ORGANIZATION

     MEMBERSHIP

     The Committee is composed of non-employee members of the Board of Directors. Membership is determined by the Board on the recommendation of the Nominating Committee. As needed, the Audit Committee should consider training and education programs to ensure that its membership has the proper background and knowledge base and stays current as to relevant developments in accounting and finance. At least one member of the Audit Committee should have accounting or related financial management expertise.

     MEETINGS

     The Committee generally meets once a quarter, or more frequently as circumstances require. Regular meetings are scheduled in accordance with the annual schedule approved by the Board. Minutes are recorded by the Secretary to the Committee. The Chairman and Chief Executive Officer, the other Senior Officers of the Company, the Director of Auditing Services (internal auditors), and representatives of the Company's independent public accountant (PricewaterhouseCoopers) attend meetings at the invitation of the Committee.

BASIC FUNCTION AND PURPOSE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Committee reviews and discusses the adequacy of the Company's internal controls; accounting practices; financial reports; and the scope, specific plans, and effectiveness of the audits performed by the internal auditors and the independent accountants. The Audit Committee should conduct candid discussions with management, the internal auditors, and outside auditors regarding issues implicating judgment and impacting quality.

     At least annually, the Audit Committee should consider the relevance of this Charter.

RESPONSIBILITIES

INDEPENDENT PUBLIC ACCOUNTANTS

The Committee shall:

     1. Recommend to the Board of Directors the selection and retention of independent public accountants, subject to ratification by shareholders, to perform the annual


                                      III-1
          audit of financial statements and the appropriate fees to compensate the independent public accountant. In this regard, the outside auditor is ultimately accountable to the Board of Directors and the Audit Committee.

     2. Consider, in consultation with the independent public accountant and management, the planned scope of the annual audit of financial statements, including a review of coordination of audit efforts between the independent public accountant and Auditing Services Division (internal auditors), and reliance of the independent public accountant on the work of Auditing Services.

     3. Confirm and ensure the independence of the independent public accountant, including a review of any significant out-of-scope services and related compensation provided by the independent public accountant.

     4. Consider and review with the independent public accountant and management: a) the adequacy of the Company's internal controls; b) the Company's annual financial statements and related footnotes including the quality of accounting principles as applied and the Company's compliance with "Generally Accepted Accounting Principles" in all material respects; c) emerging accounting standards and issues affecting the Company; d) any significant and related findings and recommendations of the independent public accountant, together with management's response.

     5. At least annually, at a regularly scheduled meeting of the Committee, meet privately with the independent public accountant without members of management in attendance to discuss any necessary matters.

     6. Prior to public release of quarterly earnings, require that the outside auditor, in conjunction with SAS 71 Interim Financial Review related to the Company's future filing of its form 10-Q, discuss with the Committee whenever possible or with the chair of the Audit Committee or his/her designee if not possible with the Committee, and a representative of financial management, in person or by telephone conference call, the matters described in AU Section 380, Communications with the Audit Committee.

INTERNAL AUDITING

The Committee shall:

     1. Consider and review with management the annual work plan and planned activities of Auditing Services, the budget and staffing for the internal audit function, the charter of Auditing Services, and compliance of the internal audit function with the STANDARDS FOR THE PROFESSIONAL PRACTICE OF INTERNAL AUDITING (IIA).

     2. Consider and review the coordination of audit efforts between Auditing Services and the independent public accountant to ensure completeness of coverage and efficient use of audit resources, including internal audit assistance to the independent public accountant.


                                      III-2

     3. Consider and review with management and Auditing Services significant internal auditing findings and recommendations related to the adequacy of internal controls, compliance with policies and procedures, and effective and efficient use of Company resources; also consider and review management's response.

     4. Meet privately with Auditing Services as required, but at least annually, at a regularly scheduled meeting of the Committee.

OFFICERS AND DIRECTORS EXPENSES AND SIGNIFICANT MANAGEMENT ESTIMATES

The Committee shall:

     1. Review policies and procedures with respect to expense accounts and perquisites of officers and directors, including their use of corporate assets; and consider the results of an annual review of expenses and perquisites of officers and directors by Auditing Services or the independent public accountant.

     2. Review policies and procedures with respect to the adequacy of significant management estimates particularly with respect to recognition of contingent liabilities, such as those resulting from identified environmental problems, and legal matters, including the use of outside counsel.

REPORTING RESPONSIBILITY

     All action taken by the Audit Committee shall be reported to the Board of Directors at its next meeting succeeding such action.

     Note: The revision of paragraph No. "6" under "Responsibilities" was approved at the Audit Committee meeting of February 21, 2001.


                                      III-3

                            [PROXY CARD: FRONT SIDE]

                              HERCULES INCORPORATED
                       2001 ANNUAL MEETING OF SHAREHOLDERS

      THIS PROXY IS SOLICITED ON BEHALF OF HERCULES'S BOARD OF DIRECTORS FOR THE 2001 ANNUAL MEETING OF SHAREHOLDERS ON APRIL 26, 2001.

      The undersigned hereby appoints Thomas L. Gossage and Israel J. Floyd, and each of them, as proxies, acting jointly and severally and with full power of substitution, for and in the name of the undersigned to vote all shares of common stock of Hercules Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, April 26, 2001, at 11:00 A.M., local time, at the Delaware Art Museum, 2301 Kentmere Parkway, Wilmington, Delaware, or at any adjournments or postponements thereof, as directed, upon the matters set forth in the Hercules Proxy Statement and upon such other matters as may properly come before the Annual Meeting.

      Signing and dating Hercules's proxy card will have the effect of revoking any ISP proxy card you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on the ISP proxy card.

               (CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE)
--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                          YOUR VOTE IS VERY IMPORTANT!

           MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY
                           IN THE ENCLOSED ENVELOPE.

                  [PROXY CARD: FIRST HALF OF REVERSE SIDE]

                                                                  --------------

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN                  PLEASE MARK
THE MANNER DIRECTED HEREIN.  IF NO CHOICE IS                        VOTES AS IN
SPECIFIED AND THE PROXY IS RETURNED WITH THE                        THIS
STOCKHOLDER'S SIGNATURE(S), THEN THE PROXY WILL BE                  SAMPLE:
VOTED FOR APPROVAL OF EACH OF PROPOSALS 1 AND 2 AND               --------------
AGAINST EACH OF PROPOSALS 3, 4, 5 AND 6, AND IN THE
DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS
MAY PROPERLY COME BEFORE THE ANNUAL MEETING.                            /X/
                                                                  --------------

         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

1.  Election of the following director nominees for a three-year term

Nominees are:     1.  Thomas L. Gossage
                  2.  Ralph L. MacDonald, Jr.
                  3.  John A. H. Shober
                  4.  Paula A. Sneed


                   FOR                                  WITHHOLD
                  / /                                      / /

Withhold vote only from ______________________________.

2.  Ratification of PricewaterhouseCoopers LLP as independent accountants


            FOR                      AGAINST                    ABSTAIN
            / /                        / /                        / /



YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSALS 3, 4, 5, 6 AND 7.

3.  ISP Director Election Bylaw Amendment

            FOR                      AGAINST                    ABSTAIN
            / /                        / /                        / /

4.  ISP Rights Plan Repeal Bylaw Proposal

            FOR                      AGAINST                    ABSTAIN
            / /                        / /                        / /

5.  ISP Section 203 Bylaw Proposal

            FOR                      AGAINST                    ABSTAIN
            / /                        / /                        / /


6.  ISP Future Bylaw Amendment Repeal Proposal

            FOR

                                     AGAINST                    ABSTAIN
            / /                        / /                        / /


Mark here if your address has changed          New Address:
and provide us with your new address in        _________________________________
the space provided to the right: /   /         ________________________________
                                               _________________________________

Mark here if you plan to attend the Annual Meeting: / /

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED PROXY RETURN ENVELOPE.
Signature(s):                               Dated:          , 2001
             -----------------------------         --------
Title: ______________________________


IMPORTANT: Please sign exactly as name or names appear on this proxy. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. When signing as a corporation or a partnership, please sign in the name of the entity by an authorized person.

PLEASE SIGN THIS PROXY AND RETURN PROMPTLY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

--------------------------------------------------------------------------------

                           -- FOLD AND DETACH HERE --

                    [PROXY CARD: SECOND HALF OF REVERSE SIDE]

[HERCULES LOGO]

--------------------------------------------------------------------------------
VOTE BY TELEPHONE                        VOTE BY INTERNET

It's fast, convenient and immediate!     It's fast, convenient and your vote is
Call Toll-Free on a Touch-Tone Phone.    immediately confirmed and posted.

--------------------------------------------------------------------------------

FOLLOW THESE FOUR EASY STEPS:            FOLLOW THESE FOUR EASY STEPS:

1.  Read the accompanying Proxy          1.  Read the accompanying Proxy
    Statement and proxy card.                Statement and proxy card.

2.  Call the toll-free number            2.  Go to the website
    1-800-___-____.  Stockholders            HTTP://WWW.________
    residing outside the United States
    can call collect on a touch-tone     3.  Enter your Control Number
    phone at 1-___-___-____.  There is       located on your proxy card above
    NO CHARGE for this call.                 your name.

3.  Enter your Control Number located    4.  Follow the online instructions
    on your proxy card above your name.      provided.

4.  Follow the recorded instructions.

       YOUR VOTE IS IMPORTANT!                  YOUR VOTE IS IMPORTANT!
      Call 1-800-___-____ anytime!       Go to HTTP://WWW__________ anytime!

--------------------------------------------------------------------------------

                IF YOU ARE VOTING BY TELEPHONE OR INTERNET, THERE
                    IS NO NEED TO MAIL BACK YOUR PROXY CARD.

                              THANK YOU FOR VOTING

--------------------------------------------------------------------------------